Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

OPTIMER PHARMACEUTICALS, INC.,

CUBIST PHARMACEUTICALS, INC.

and

PDRS CORPORATION

Dated as of July 30, 2013

		Page

ARTICLE I

The Merger; Closing; Effective Time

1.1.	The Merger	1
1.2.	Closing	1
1.3.	Effective Time	2
1.4.	Subsequent Action	2

ARTICLE II

Certificate of Incorporation and By-Laws
of the Surviving Corporation

2.1.	The Certificate of Incorporation	2
2.2.	The By-Laws	2

ARTICLE III

Directors of the Surviving Corporation

3.1.	Directors	3
3.2.	Officers	3

ARTICLE IV

Effect of the Merger on Capital Stock;
Exchange of Certificates

4.1.	Effect on Capital Stock	3
4.2.	Exchange of Certificates	4
4.3.	Treatment of Stock Plans	7
4.4.	Adjustments to Prevent Dilution	8

ARTICLE V

Representations and Warranties of the Company

5.1.	Organization, Good Standing and Qualification	8
5.2.	Capital Structure	11
5.3.	Corporate Authority; Approval and Fairness	12

i

(continued)

(continued)

(continued)

		Page

10.10.	Definitions	67
10.11.	Severability	67
10.12.	Interpretation; Construction	67
10.13	Assignment	68

Annex A	Defined Terms	A-1
Annex B	CVR Agreement	B-1

Exhibit A	Form of Amended and Restated Certificate of Incorporation
Exhibit B	Form of Amended and Restated By-Laws
Exhibit C	Interim Financing Terms

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of July 30, 2013, is by and among Optimer Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Cubist Pharmaceuticals, Inc., a Delaware corporation (“Parent”), and PDRS Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company has approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and each of the respective boards of directors of Parent, Merger Sub and the Company has approved and declared advisable this Agreement and the transactions contemplated hereby; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1.         The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease.  The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II.  The Merger shall have the effects specified in the DGCL.

1.2.         Closing.  Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. on the second Business Day, or such other place and time mutually agreed upon and specified in writing by the parties (such specified date, the “Closing Date”), following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.

For purposes of this Agreement, the term “Business Day” shall have the meaning assigned to such term in Rule 14d-1(g)(3) under the Exchange Act.

1.3.         Effective Time.  As soon as practicable following the Closing, the Parent will cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL.  The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by the parties in writing and specified in the Delaware Certificate of Merger (the “Effective Time”).

1.4.         Subsequent Action.  If at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

Certificate of Incorporation and By-Laws
of the Surviving Corporation

2.1.         The Certificate of Incorporation.  At the Effective Time, the certificate of incorporation of the Company (the “Charter”) shall, by virtue of the Merger, be amended and restated in its entirety to read as set forth on Exhibit A hereto, and such amended and restated Charter shall become the certificate of incorporation of the Surviving Corporation, until duly amended as provided therein or by applicable Law.

2.2.         The By-Laws.  The parties hereto shall take all actions necessary so that the by-laws of Merger Sub in effect immediately prior to the Effective

Time shall be amended and restated in their entirety to read as set forth on Exhibit B hereto and shall be the by-laws of the Surviving Corporation (the “By-Laws”), until thereafter amended as provided therein or by applicable Law.

ARTICLE III

Directors of the Surviving Corporation

3.1.         Directors.  The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

3.2.         Officers.  The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV

Effect of the Merger on Capital Stock;
Exchange of Certificates

4.1.         Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a)           Merger Consideration.  Each outstanding share of common stock, par value $0.001 per share, of the Company (each a “Share” and, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares and shares of preferred stock, par value $0.001 per share, of the Company (if any), in each case, owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent  and Shares owned by the Company, and in each case not held on behalf of third parties, and (ii) Shares that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (each, an “Excluded Share” and, collectively, “Excluded Shares”)) shall be converted into the right to receive both (i) an amount in cash equal to $10.75, without interest (the “Closing Amount”), and (ii) one contingent value right (a “CVR”), which shall represent the right to receive the Payment Amounts (as such term is used in the Contingent Value Rights Agreement in the form attached hereto as Annex B (the “CVR Agreement”) to be entered into between Parent and a rights agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) (the “Rights Agent”)), if any, at the times provided for in the CVR Agreement, without interest (the Closing Amount and one CVR together are collectively referred to herein as the “Per Share Merger Consideration”).  Each CVR issued as Per Share Merger Consideration hereunder will be substantially in the form attached as Annex A to the CVR Agreement (the “CVR Certificate”).  At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

(b)           Cancellation of Excluded Shares.  Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of such Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 4.2(f).

(c)           Merger Sub.  At the Effective Time, each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

4.2.         Exchange of Certificates.

(a)           Paying Agent.  At the Effective Time, Parent shall deposit, or shall cause to be deposited, with StockTrans, Inc. or another bank or trust company selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) (the “Paying Agent”), for the benefit of the holders of Shares, (i) a cash amount in immediately available funds necessary for the Paying Agent to pay the aggregate Closing Amounts for the Shares (other than the Excluded Shares) and (ii) CVR Certificates representing the aggregate number of CVRs issuable pursuant to the CVR Agreement (such cash and CVR Certificates being hereinafter referred to as the “Exchange Fund”).  The agreement with the Paying Agent pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company.  The Paying Agent shall invest any cash held in the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of, or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months.  To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate Closing Amounts as contemplated hereby, Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments.  Any interest and other income resulting from such investment shall become a part of the

Exchange Fund, and any cash amounts in excess of the aggregate Closing Amounts payable under Section 4.1(a) shall be promptly returned to Parent.

(b)           Exchange Procedures.  Promptly after the Effective Time (and in any event within five Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)) to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)) in exchange for the Per Share Merger Consideration.  Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Merger Consideration for each Share formerly represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(e)) (reduced by any required Tax withholdings as provided in Section 4.2(g)), and the Certificate so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.  All stock transfer Taxes and any other Taxes required by reason of a payment hereunder to a Person other than the registered holder of the Certificate shall be paid by the Person requesting or receiving such payment and in the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(c)           Transfers.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the Closing Amounts in immediately available funds and the CVR Certificates to which the holder of the Certificate is entitled pursuant to this Article IV (including Section 4.2(g)).

(d)           Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the holders of Shares for 180 days after the Effective Time shall be delivered to the Surviving Corporation.  Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates), without any interest thereon.  Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.  For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.4(a)) or other entity of any kind or nature.

(e)           Lost, Stolen or Destroyed Certificates.  In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Closing Amounts in immediately available funds and the CVR Certificates with respect thereto (after giving effect to any required Tax withholdings as provided in Section 4.2(g)).

(f)            Appraisal Rights.  No Person who has duly perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal of such Shares under the DGCL.  Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder.  The Company shall give Parent (i) prompt notice of any written notices of intent, written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to rights of appraisal of holders of Shares and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g)           Withholding Rights.  Each of Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold or cause the Paying Agent or other applicable withholding agent to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it reasonably determines it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax law.  To the extent that amounts are so withheld, such withheld amounts (i) shall be remitted to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement or other applicable agreements as having been paid to the Person in respect of which such deduction and withholding was made.

4.3.         Treatment of Stock Plans.

(a)           Treatment of Options.  At the Effective Time, each then-outstanding option to purchase Shares (a “Company Option”) under the Stock Plans (as defined in Section 5.2(a)), vested or unvested, shall vest (to the extent not previously vested) and be converted into the right of the holder to receive, as soon as reasonably practicable after the Effective Time, an amount in cash with respect to each of the Shares subject to the Company Option equal to the excess, if any, of the last reported sale price of a Share on Nasdaq (as defined in Section 5.1(h)) on the last day prior to the Effective Time on which Shares traded over the per Share exercise price of the Company Option, less applicable Taxes required to be withheld with respect to such payment pursuant to Section 4.2(g).  In the case of any Company Option that remained subject to performance goals as of the date of this Agreement, such performance goals shall be deemed to have been met such that the maximum number of Shares subject to the Company Option are earned and included in the payment pursuant to the prior sentence.

(b)           Treatment of Company Awards.  At the Effective Time, each right of any kind, contingent or accrued, vested or unvested, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Stock Plans and any other Benefit Plans (as defined in Section 5.8(a)), other than Company Options (the “Company Awards”), shall vest (to the extent not previously vested) and be converted into the right of the holder to receive, as soon as reasonably practicable after the Effective Time, the Per Share Merger Consideration with respect to each of the Shares subject to the Company Award, less applicable Taxes required to be withheld with respect to such payment pursuant to Section 4.2(g). In the case of any Company Award that remained subject to performance goals as of the date of this Agreement, such performance goals shall be deemed to have been met such that the maximum number of Shares subject to the Company Award are earned and included in the payment pursuant to the prior sentence.

(c)           Treatment of ESPP.  The Company shall take all actions that are necessary (i) to cause the Company’s Employee Stock Purchase Plan, as amended, and any other Company employee stock purchase plan (any such plans, the “ESPP”)  not to commence any new offering period to purchase Shares that would otherwise begin after the date of this Agreement, (ii) to provide that only participants in the ESPP as of the date of this Agreement may continue to participate in the ESPP for the remainder of the current offering period, (iii) to provide that no participant in the ESPP may increase his or her rate of payroll deductions used to purchase Shares under the ESPP for the remainder of the current offering period, and (iv) to cause the ESPP to terminate effective as of the close of business on the day immediately prior to the Effective Time.

(d)           Corporate Actions.  At or prior to the Effective Time, the Company, the board of directors of the Company (the “Company Board”) and the compensation, nominating and corporate governance committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 4.3(a), 4.3(b) and 4.3(c).

4.4.         Adjustments to Prevent Dilution.  In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be ratably adjusted.

ARTICLE V

Representations and Warranties of the Company

Except as set forth in the Company Reports (as defined in Section 5.5(a)) filed with or furnished to the Securities and Exchange Commission (the “SEC”) since the Applicable Date and prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in any exhibits to or information incorporated by reference into the Company Reports, or in the corresponding sections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall be deemed disclosure with respect to any other section to which the relevance of such item is reasonably apparent, and that the mere inclusion of an item in such Company Disclosure Letter shall not be deemed an admission that such item is material or has had, would have, or would be reasonably likely to have a Material Adverse Effect (as defined below)), the Company hereby represents and warrants to Parent and Merger Sub that:

5.1.         Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws (as defined in Section 5.9(a)) of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to have a Material

Adverse Effect (as defined below).  The Company has made available to Parent complete and correct copies of the Company’s certificate of incorporation and by-laws, as amended to the date of this Agreement.

As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person (x) which is a general partner of such Person or (y) of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries and (ii) “Material Adverse Effect” means any change, event, effect or development that, individually or in the aggregate with all other changes, events, effects or developments that exist on the date of determination, has had or would reasonably be expected to have a material adverse effect on the assets, properties, financial condition, business or results of operations of the Company and its Subsidiaries taken as a whole, except to the extent that such material adverse effect results from, or is attributable to, any of the following:

(a)           any effects resulting from changes in the economy or financial markets generally in the United States or other countries in which the Company conducts material operations;

(b)           changes that are the result of factors generally affecting the pharmaceutical or biotechnology industries;

(c)           any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism or military actions, or any escalation or worsening of any such acts of war, sabotage, terrorism or military actions threatened or underway as of the date of this Agreement, any epidemic, pandemic, hurricane, flood, tornado, earthquake or other natural disaster, or any other force majeure event, whether or not caused by any Person, or any other national or international calamity or crisis;

(d)           the execution and delivery of this Agreement, the performance by any party hereto of its obligations hereunder, or the pendency or the announcement of the transactions contemplated by this Agreement (the “Transactions”), including any resulting loss of, or adverse change in, the relationships of the Company with its customers, employees or suppliers proximately caused thereby but excluding legal or contractual consequences of the Company’s execution, delivery or performance of this Agreement;

(e)           changes or proposed changes in United States generally accepted accounting principles or Laws, or to the official enforcement policies of relevant enforcement agencies or interpretation thereof;

(f)                                   any regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or foreign jurisdictions;

(g)                                  any failure by the Company to meet any internal or published projections, guidance, forecasts, estimates or predictions of revenues, earnings or other financial or operating metrics for any period, provided that the underlying causes of such failure may be considered in determining whether there is a Material Adverse Effect unless any such underlying cause is otherwise specifically excluded (including by any other subsection of this definition);

(h)                                 a decline in the price or trading volume of the common stock of the Company on the Nasdaq Stock Market (“Nasdaq”), provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Material Adverse Effect;

(i)                                     any change in the credit ratings of the Company or any of its Subsidiaries, provided that the underlying causes of such change may be considered in determining whether there is a Material Adverse Effect unless any such underlying cause is otherwise specifically excluded (including by any other subsection of this definition);

(j)                                    any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions;

(k)                                 the results of any pre-clinical or clinical trial being conducted by any Person, or the publication or release of any pre-clinical or clinical data or results by any Person;

(l)                                     the reporting by any Person of any adverse drug experience, event or reaction or any other pharmacovigilance information indicating that the products or product candidates of any Person have any toxicity, sensitivity reactions or are otherwise alleged to cause illness or injury of any kind or are adulterated or misbranded;

(m)                             determinations or actions by any Governmental Entity in the United States or any jurisdiction outside the United States, or any advisory or other panel or body empowered or appointed by or under the authority of the foregoing, in respect of any product or product candidates of any Person;

(n)                                 the submission by any Person of a New Drug Application; supplemental New Drug Application or abbreviated New Drug Application;

(o)                                 any action required to be taken pursuant to or in accordance with this Agreement (other than the obligation to operate in the ordinary course pursuant to

Section 7.1), or taken at the written request of Parent or Merger Sub, or the failure to take any action that is prohibited by this Agreement; or

(p)                                 any action or failure to act by Parent or any of its Affiliates in breach of any Contract between Parent or any of its Affiliates, on the one hand, and the Company or any of its Affiliates, on the other hand;

except in the case of the foregoing clauses (a), (b) and (c) to the extent such effect or change is materially disproportionately adverse with respect to the Company as compared to other Persons of similar sizes engaged in the industries of the Company, and in the case of the foregoing clauses (k), (l), (m) and (n), provided that any such result, data, reporting or determination is not reasonably likely to result in a Black Box Label for the Company’s commercially available product or a withdrawal from the market of the Company’s commercially available product.  “Black Box Label” means (i) the inclusion of a “black symbol” referred to in Article 23 of Regulation (EC) 726/2004, as amended, in the Summary of Product Characteristics and the package leaflet of the Product or (ii) the inclusion of a “boxed warning” (as defined in 21 CFR 201.57(c)(1)) in the product labeling.

5.2.                            Capital Structure.

(a)                                 The authorized capital stock of the Company consists of (A) 150,000,000 Shares, of which 48,890,405 Shares were outstanding as of the close of business on July 26, 2013; and (B) 10,000,000 shares of preferred stock, par value $0.001 per share, of which none were outstanding as of the close of business on July 26, 2013.  All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable.  As of the close of business on July 29, 2013, other than 10,445,945 Shares reserved or available for issuance under the Company’s 1998 Stock Plan, 2006 Equity Incentive Plan, 2012 Equity Incentive Plan and ESPP (collectively, the “Stock Plans”), and subject to the transactions contemplated by Section 7.13, the Company has no Shares reserved for issuance.  Section 5.2(a) of the Company Disclosure Letter contains a correct and complete list of options, restricted stock units and all other Company Awards outstanding under the Stock Plans as of July 29, 2013, including the holder, date of grant, governing Stock Plan, term, number of Shares and, where applicable, exercise price.  Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”).  Except as set forth above and for any awards under the Stock Plans after the date of this Agreement, except for the rights (the “Rights”) issued pursuant to the Rights Agreement, dated as of February 26, 2013, between the Company and American Stock Transfer & Trust Company, LLC (the “Rights Agreement”), and except for preferred stock issued pursuant to this Agreement there are, and as of the Closing Date there will be, no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue, grant, sell, redeem or repurchase any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations of the Company or any of its Subsidiaries convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens.  Except for preferred stock issued pursuant to this Agreement, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of Shares on any matter.

(b)                                 Section 5.2(b) of the Company Disclosure Letter sets forth (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company.  The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

5.3.                            Corporate Authority; Approval and Fairness.

(a)                                 The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, subject only to adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”).  This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)                                 The Company Board has (A) determined that the terms of the Merger are fair to, and in the best interests of, the Company and holders of Shares, approved and declared advisable this Agreement, the Merger and the other Transactions and resolved, subject to Section 7.2 hereof, to recommend that the holders of Shares consummate the Merger and adopt this Agreement (such recommendation, the “Company Recommendation”) and, as of the date hereof, none of such actions by the Company Board has been amended, rescinded or modified; and (B) received the opinions of its financial advisors, J.P. Morgan Chase & Co. and Centerview Partners LLC, to the effect that the Per Share Merger Consideration is fair, from a financial point of view, as of the date of such opinions, to such holders (other than Parent and its Subsidiaries) of Shares.  It is understood and agreed that such opinions are for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub; provided, however, the Company shall forward to Parent, solely for informational purposes, a copy of the written version of such opinions, promptly following the execution of this Agreement and in no event later than two (2) Business Days after the date of this Agreement.  Assuming the accuracy of the representations and warranties set forth in Section 6.8, the Company Board has taken all action so that Parent will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the Transactions in the manner and to ensure that Section 203 of the DGCL will not impose any additional procedural, voting, approval, fairness or other restrictions on the timely consummation of the Transactions or restrict, impair or delay the ability of (i) Parent or Merger Sub to engage in any of the Transactions with the Company or (ii) Parent or Merger Sub, subject to the other provisions of this Agreement, to vote or otherwise exercise all rights as a holder of Shares.

5.4.                            Governmental Filings; No Violations; Certain Contracts.

(a)                                 Other than (i) the filings and/or notices pursuant to Section 1.3, (ii) compliance with applicable requirements under the HSR Act, (iii) compliance with applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) including the filing of the Proxy Statement, in connection with the Company Requisite Vote, and (iv) compliance with applicable rules and regulations of Nasdaq, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other Transactions, the failure of which to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Transactions.

(b)                                 The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the comparable governing documents of any of its Subsidiaries, (ii) a grant of rights to any third party under any Specified Contract or a creation of obligations for the Company or any of its Subsidiaries under any Specified Contract, in addition to those obligations of the Company or its Subsidiaries in effect on the date of this Agreement not otherwise terminable by the other party thereto without penalty upon 30 days’ notice, (iii) a breach or violation of, a termination (or right of termination) or default pursuant to any Specified Contract (as defined in Section 5.10(a)(x)) not otherwise terminable by the other party thereto without penalty upon 30 days’ notice or less, (iv) the creation of any Lien (other than Permitted Liens (as defined below)) on any assets of the Company or its Subsidiaries or (v) assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other Transactions) compliance with the matters referred to in Section 5.4(a) and Section 5.4(a) of the Company Disclosure Letter, a violation under any Law to which the Company or any of its Subsidiaries is subject, except, in the case of clause (ii), (iii), (iv) or (v) above, for any such breach, violation, termination, default, creation, acceleration or change that is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(c)                                  As used in this Agreement, “Permitted Liens” means (i) Liens arising out of or resulting from Taxes, assessments or governmental charges or levies not yet due and payable or are being contested in good faith by appropriate proceedings, (ii) Liens resulting from a precautionary filing by a lessor with respect to a lease, (iii) Liens imposed by Law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings, (iv) purchase money security interests for the purchase or leasing of office equipment, computers, vehicles and other items of tangible personal property, (v) in the case of real property, zoning, building, subdivision, environmental, entitlement or other land use regulations, (vi) in the case of real property, easements, quasi-easements, encumbrances, licenses, covenants, rights-of-way, rights of re-entry or other restrictions and similar agreements, conditions or restrictions or Liens that would be shown by a current title report or other similar report or listing or by a current survey or physical inspection, and (vii) any other Liens which are not, individually or in the aggregate, reasonably likely to materially and adversely affect the Company and its Subsidiaries, taken as a whole.

5.5.                            Company Reports; Financial Statements.

(a)                                 The Company has filed or furnished, as applicable, on a timely basis (taking into account all applicable extensions and grace periods), all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), since December 31, 2010 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”).  Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the

Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder applicable to the Company Reports.  As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.  To the Knowledge of the Company, as of the date of this Agreement, there are no outstanding or unresolved comments from the SEC staff with respect to the Company Reports and none of the Company Reports is the subject of ongoing SEC review or investigation.  No Company Subsidiary is required to file any form, report or other document with the SEC.  The Company has made available to Parent all comment letters received from the SEC or the SEC staff from the Applicable Date to the date of this Agreement, and all responses thereto and shall promptly make available to Parent any such comment letters and responses dated after the date of this Agreement.  Section 5.5 of the Company Disclosure Letter lists all effective registration statements filed by the Company on Form S-3 or Form S-8 or otherwise relying on Rule 415 under the Securities Act.

(b)                                 The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(c)                                  The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.  The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act).  Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.  The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s Board (x) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the

Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company Board any material weaknesses in internal control over financial reporting and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  Any matters described in (x) or (y) above are described in Section 5.5(c) of the Company Disclosure Letter.  Any material change in internal control over financial reporting and any significant deficiency or material weakness in the design or operation of internal control over financial reporting required to be disclosed in any Company Report or in any form, report or document filed by the Company with the SEC since the Applicable Date has been so disclosed and the Company has taken reasonable steps to remediate each significant deficiency and material weakness previously so disclosed.

(d)                                 Each of the consolidated balance sheets included in, or incorporated by reference into, the Company Reports (including the related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of comprehensive income (loss), operations, stockholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, in all material respects, or in the case of Company Reports filed after the date of this Agreement, will fairly present, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (except that unaudited statements may not contain notes and are subject to normal year-end audit adjustments that will not be material in amount or effect), in each case (i) in accordance with U.S. generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and (ii) such consolidated financial statements, complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

(e)                                  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the holders of Shares or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, Delaware law and any other applicable Laws, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein.  The Company will include in their entirety, as well as a fair summary of the analysis underlying, the fairness opinions of J.P. Morgan Securities LLC and Centerview Partners LLP in the Proxy Statement, including any amendments thereof and supplements thereto.

5.6.                            Absence of Certain Changes.  Since December 31, 2012, other than in connection with the Transactions, the Company and its Subsidiaries (i) have conducted their respective businesses in the ordinary course of such businesses, and (ii)  have not suffered a Material Adverse Effect and (iii) have not taken any action that would be prohibited by clauses (i), (ii), (iii), (iv), (v), (vii), (viii), (x), (xi), (xiii), (xiv), (xv), or (xvi) in the last sentence of Section 7.1(a) if taken after the date hereof.

5.7.                            Litigation and Liabilities.

(a)           There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings (collectively, “Proceedings”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, except for those that are related solely to the Transactions (none of which were pending or, to the Knowledge of the Company, threatened as of the date hereof.  Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.  The term “Knowledge” when used in this Agreement shall mean the actual knowledge of the individuals listed on Section 5.7 of the Company Disclosure Letter (with respect to the Company) and Section 5.7 of the Parent Disclosure Letter (with respect to Parent and Merger Sub).

(b)           Except (i) as disclosed in the consolidated audited balance sheet of the Company as of December 31, 2012 included in the audited financial statements set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (the “Company Balance Sheet”), (ii) as disclosed in the consolidated unaudited balance sheet of the Company in the unaudited financial statements set forth in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013 (the “Company Quarterly Balance Sheet” ), (iii) for liabilities incurred in the ordinary course of business since the date of the Company Balance Sheet and for liabilities that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, the Company and the Company Subsidiaries do not have any liabilities required to be reflected or reserved against on or disclosed in the Company Balance Sheet or the Company Quarterly Balance Sheet that were not adequately reflected or reserved against on or disclosed in the Company Balance Sheet or the Company Quarterly Balance Sheet.

(c)           The Company is not a party to, and does not have any commitment to become a party to, any material joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company Reports.

5.8.                            Employee Benefits.

(a)                                 Section 5.8(a) of the Company Disclosure Letter sets forth a list of all material benefit and compensation plans, programs, policies, practices, contracts, agreements or arrangements covering current or former employees of the Company and its Subsidiaries (the “Employees”), individual consultants and individual independent contractors engaged directly by the Company and its Subsidiaries, and current or former directors of the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, vacation, stock option, stock purchase, stock appreciation rights, stock-based or other equity-based, incentive and bonus plans, insurance, medical, welfare, fringe or other benefits (other than workers’ compensation, unemployment compensation and other government programs), whether written or unwritten (the “Benefit Plans”), other than Benefit Plans maintained by the Company or any of its Subsidiaries outside of the United States primarily for the benefit of Employees of the Company or any of its Subsidiaries working outside of the United States (“Non-U.S. Benefit Plans”).  With respect to each Benefit Plan, the Company has made available to Parent, to the extent applicable, true, correct and complete copies of (1) the Benefit Plan document, including any amendments thereto, or where the Benefit Plan has not been reduced to writing, a written summary of all material terms, (2) the most recently prepared actuarial report or financial statements, (3) the most recent summary plan description, and all material modifications thereto, and (4) the most recent Internal Revenue Service (“IRS”) determination or opinion letter and, if a request for a determination letter is pending, a copy of such request, (5) any related trust agreements, custodial agreements, administrative services agreements, insurance contracts, and investment management agreements, and (6) any employee handbooks and similar summaries.

(b)                                 All Benefit Plans, other than Non-U.S. Benefit Plans (collectively, “U.S. Benefit Plans”), have been maintained and administered in material compliance with their terms and the requirements of ERISA, the Code and other applicable Laws, except for such instances of noncompliance as are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.  Each Benefit Plan that is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA intended to be qualified under Section 401(a) of the Code, has received and may rely upon a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion or advisory letter issued by the IRS, and, to the Knowledge of the Company, no event has occurred and there is no circumstance that could reasonably be expected to result in a loss of qualification under Section 401(a) of the Code for any such Benefit Plan.  Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, could subject the Company or any Subsidiary to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c)                                  (A) All outstanding Company Options and outstanding Company Awards have been granted under the Stock Plans, (B) all outstanding Company Options were granted with an exercise price not less than the fair market value of a Share on the date of grant and (C) the Stock Plans have been duly approved by the holders of Shares, including all amendments to the extent requiring stockholder approval under applicable law (including stock exchange requirements).

(d)                                 Except as set forth in Section 5.8(d) of the Company Disclosure Letter, none of the Benefit Plans is subject to Section 412 of the Code or Title IV of ERISA, and, to the Knowledge of the Company, during the six years prior to the date of this Agreement none of the Company or its Subsidiaries or any other person that together with the Company or any of its Subsidiaries is or was treated as a single employer under Section 414(b) or (c) of the Code (each, an “ERISA Affiliate”) has incurred any liability, and, as of the date of this Agreement, no circumstances exist which would reasonably be expected to result in a material liability to the Company or any of its Subsidiaries, under Title IV of ERISA (other than the payment of premiums in the ordinary course of business).  Neither the Company nor any ERISA Affiliates have, or have ever had, any obligation to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(e)                                  Except as set forth in Section 5.8(e) of the Company Disclosure Letter, no Benefit Plan provides health, life or disability insurance, or other welfare benefits to any former employees of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has any obligation to provide any such benefits to any current employee following retirement or other termination of employment, in each case except for group health plan continuation coverage to the extent required under Part 6 of Subtitle B of Title I of ERISA.

(f)                                   As of the date of this Agreement, (A) there is no material litigation, claim or other controversy pending or, to the Knowledge of the Company, threatened in writing, relating to the Benefit Plans (other than routine claims for benefits in accordance with such Benefit Plan’s claims procedures and that have not resulted in any pending or, to the Knowledge of the Company, threatened in writing litigation) and (B) there are no audits, inquiries or examinations pending or, to the Knowledge of the Company, threatened in writing by the IRS, the U.S. Department of Labor or any other Governmental Entity with respect to any Benefit Plan.  No Benefit Plan is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance or similar program.

(g)           None of the execution of this Agreement, adoption of this Agreement by holders of Shares and the consummation of the Transactions will, either alone or in combination with any separation from service or other triggering event, (w) entitle any employee, consultant, independent contractor, officer or director of the Company or any of its Subsidiaries to severance pay or any increase in severance pay (other than severance pay required by any Law), (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Benefit Plans, (y) limit or restrict the right of the Company or, after the consummation of the Transactions, Parent or the Surviving Corporation to merge, amend or terminate any of the Benefit Plans or (z) result in payments under any of the Benefit Plans that would, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code, in each case (w), (x), (y) and (z), in a manner which would be material to the Company and its Subsidiaries taken as a whole.

(h)           Except as set forth in Section 5.8(h) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has been or is a party to any agreement, contract, arrangement or plan that (i) as to any tax period commencing prior to the date hereof for which an income Tax Return has not been filed as of the date hereof, has resulted, or (ii) as to any subsequent tax period ending on or prior to the Effective Time would reasonably be expected to result in a loss of deduction for federal income tax purposes by reason of the deduction limit imposed by Section 162(m) of the Code in a manner which would be material to the Company and its Subsidiaries taken as a whole.

(i)            The Company and each of its Subsidiaries has at all relevant times properly classified each provider of services to the Company and each of its Subsidiaries as an employee or independent contractor, as the case may be, for all purposes relating to each Benefit Plan for which such classification could be relevant, except as would not be material to the Company and its Subsidiaries taken as a whole.

(j)            Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code has been (i) during the period commencing on January 1, 2005, in good faith operational compliance with Section 409A of the Code and the guidance and regulations promulgated thereunder, and (ii) since January 1, 2009, in material operational and documentary compliance with the requirements of Section 409A of the Code and the guidance and regulations promulgated thereunder.

(k)           All Non-U.S. Benefit Plans comply and have been maintained and administered in all material respects with applicable local law.  All Non-U.S. Benefit Plans are listed on Section 5.8(k) of the Company Disclosure Letter.  The Company and its Subsidiaries have no material unfunded liabilities with respect to any such Non-U.S. Benefit Plan.

5.9.         Compliance with Laws; Licenses.

(a)           Since the Applicable Date, the businesses of each of the Company and its Subsidiaries have been and are being conducted in compliance in all material respects with all federal, state, local and foreign laws, statutes and ordinances, common laws, and any rules, regulations, standards, judgments, orders, writs, injunctions, decrees, arbitration awards, agency requirements, licenses or permits of any Governmental Entity (collectively, “Laws”).  Except with respect to regulatory matters covered by Section 7.4(e), no material investigation, review or enforcement action by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened in writing, nor has any Governmental Entity indicated an intention to conduct the same.

(b)           The Company and each of its Subsidiaries have obtained all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its respective business as presently conducted in all material respects, including all such Licenses of the United States Food and Drug Administration (the “FDA”) or any other applicable U.S. or foreign drug regulatory authority necessary to conduct its business as presently conducted in all material respects, and all of such Licenses (collectively, the “Regulatory Licenses”) are in full force.  There has not occurred any material revocation or termination of any Regulatory License, and no proceeding is pending or, to the Knowledge of the Company, threatened in writing to materially revoke, suspend, cancel, terminate or adversely modify any such Regulatory License.

(c)           Neither the Company, its Subsidiaries nor any of their respective directors, officers, or employees, nor, to the Knowledge of the Company, any of its agents or distributors or any other person acting on behalf of the Company or any of its Subsidiaries has at any time since the Applicable Date, in any material respect, (i) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), (ii) violated or is in violation of any applicable Law enacted in any jurisdiction in connection with or arising under the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”), (iii) violated or is in violation of any provision of the UK Bribery Act of 2010 (the “UK Bribery Act”), (iv) made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value prohibited under any applicable Law addressing matters comparable to those addressed by the FCPA, the UK Bribery Act, or the OECD Convention implementing legislation concerning such payments or gifts in any jurisdiction (any such payment, a “Prohibited Payment”), (v) been subject to any investigation by any Governmental Entity with regard to any Prohibited Payment, or (vi) violated or is in violation of any other Laws regarding use of funds for political activity or commercial bribery.

(d)           Neither the Company nor any of its Subsidiaries has Knowledge of any actual or threatened material enforcement action by the FDA or any comparable agency or organization in another jurisdiction, and, since the Applicable Date, none has received notice of any pending or threatened material claim or investigation by the FDA or any comparable agency or organization in another jurisdiction, and the Company and its Subsidiaries have no Knowledge or reason to believe that any Governmental Entity is considering such action.

(e)           Since the Applicable Date, all material reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA or any comparable agency or organization in another jurisdiction have been so filed, maintained or furnished.

(f)            Since the Applicable Date, the Company and its Subsidiaries have not received any material FDA Form 483, Warning Letter, untitled letter or other similar correspondence or notice from the FDA or any other similar foreign Governmental Entity alleging or asserting noncompliance with any applicable Laws or Regulatory Licenses.

(g)           Since the Applicable Date, all studies, tests and preclinical and clinical trials being conducted by the Company or its Subsidiaries have been and are being conducted in material compliance with applicable experimental protocols, procedures and controls pursuant to accepted professional scientific standards and applicable Laws and guidance, including, but not limited to the applicable requirements of Good Laboratory Practices or Good Clinical Practices, as applicable.  Since the Applicable Date, the Company and its Subsidiaries have not received any written notices, correspondence or other communication from any institutional review board, the FDA or any other similar foreign Governmental Entity, recommending or requiring the termination, suspension or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, the Company or its Subsidiaries.  For the purposes of this Agreement, (i) “Good Clinical Practices” means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials contained in 21 C.F.R. Parts 50, 54, 56 and 312 and (ii) “Good Laboratory Practices” means the FDA’s standards for conducting non-clinical laboratory studies contained in 21 C.F.R. Part 58.

(h)           Since the Applicable Date, to the Knowledge of the Company, the manufacture of products on behalf of the Company and its Subsidiaries has been and is being conducted in material compliance with all applicable Laws including the FDA’s current Good Manufacturing Practices.  For the purposes of this Agreement, “Good Manufacturing Practices” means the current good manufacturing practices for drugs and finished pharmaceutical products contained in 21 C.F.R. Part 210 and 211 as in effect at the time of manufacture.

(i)            Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, since the Applicable Date, the

Company and its Subsidiaries have not either voluntarily or involuntarily, initiated, conducted, or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice or other notice or action relating to an alleged lack of safety or efficacy of any product or product candidate.  As of the date hereof, the Company and its Subsidiaries have no Knowledge of any facts which would cause (i) the recall, market withdrawal or replacement of any product sold or intended to be sold by the Company or its Subsidiaries; (ii) a change in the marketing classification or a material change in labeling of any such products; or (iii) a termination or suspension of marketing of any such products.

(j)            (i) The Company and its Subsidiaries are and at all times since the Applicable Date have been in material compliance with federal or state criminal or civil Laws (including without limitation the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (31 U.S.C. §3729 et seq.), Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), the Veterans Health Care Act of 1992, and any comparable state Laws), or the regulations promulgated pursuant to such Laws, or which are cause for civil penalties or mandatory or permissive exclusion from Medicare, Medicaid or any other state or federal health care program (“Program”); and (ii) there is no civil, criminal, administrative or other action, suit, demand, claim, hearing, proceeding, notice or demand pending, received by or, to the knowledge of the Company, overtly threatened against the Company or any Company Subsidiary which could reasonably result in its exclusion from participation in any Program or other third-party payment programs in which the Company or any Company Subsidiary participates.

(k)           (i) Neither the Company nor any Company Subsidiary, and, to the Knowledge of the Company, none of their officers, employees or agents has, since the Applicable Date, committed any act, made any statement or failed to make any statement, in any material respect, that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in FDA’s Compliance Policy Guide Sec. 120.100 (CPG 7150.09) (the “FDA Application Integrity Policy”) and any amendments thereto; (ii) neither the Company nor any Company Subsidiary, and, to the knowledge of the Company, none of their officers, employees, agents or clinical investigators, is the subject of any pending or threatened investigation by FDA pursuant to the FDA Application Integrity Policy; and (iii) neither the Company, a Company Subsidiary nor, to the knowledge of the Company, any of their officers, employees, or agents has been convicted of any (x) debarment under 21 U.S.C. Section 335a or any similar Law or (y) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law.

(l)            Except as disclosed in Section 5.9(l) of the Company Disclosure Letter (the “FCPA Matters”), neither the Company nor its Subsidiaries is subject, in any material respect, to any pending or, to the Knowledge of the Company, threatened in writing investigation, claim, or enforcement action by FDA, HHS-OIG or DOJ or any other similar foreign Governmental Entities pursuant to the Anti-Kickback Statute, the False Claims Act, the FDCA, including without limitation any equivalent or similar foreign Law.  At Parent’s request, the Company has provided a briefing on the FCPA Matters, including a summary of the material communications between the Company and the SEC and DOJ concerning the FCPA Matters.

5.10.       Specified Contracts.

(a)           Except for this Agreement, any Benefit Plans and any leases, licenses, contracts, notes, mortgages, indentures or other agreements (excluding any Benefit Plans, each, a “Contract”) filed as exhibits to the Company Reports, as of the date of this Agreement, none of the Company or its Subsidiaries is a party to any Contract:

(i)            that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)           containing covenants binding upon the Company or its Subsidiaries or Affiliates that restrict in any material respect the ability of the Company or any of its Subsidiaries or Affiliates (or which, following the consummation of the Merger, would materially restrict the ability of the Surviving Corporation or its Affiliates) to compete or engage in any business, therapeutic or geographic area or with any Person or which grant “most favored nation” status;

(iii)          involving the payment or receipt by the Company or any of its Subsidiaries of amounts of more than $750,000 in the aggregate during the calendar year ended December 31, 2012, and which by its terms does not terminate or is not terminable without penalty by the Company or any of its Subsidiaries, as applicable, upon 90 days’ or less prior notice;

(iv)          that is between the Company or any of its Subsidiaries, on the one hand, and any of their respective directors or officers or any Person beneficially owning ten percent or more of the outstanding Shares, on the other hand;

(v)           that is a partnership agreement or joint venture agreement;

(vi)          that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $500,000;

(vii)         pursuant to which (x) the Company or any of its Subsidiaries receives a material license under any Intellectual Property owned by a third party, or (y) the Company or any of its Subsidiaries grants a license to a third party under any material Intellectual Property owned by the Company or any of its Subsidiaries, in each case, other than Contracts entered into in the ordinary course of business and Contracts with respect to Intellectual Property that is generally available on a commercial basis from third parties, including any Contracts providing for the license of software that is generally available on a commercial basis.

(viii)        that involves a financial advisor or investment bank and provides for the payment of potential fees or rights of first refusal or similar rights to act in any capacity after the Effective Time;

(ix)          including or involving a loan to a director or officer;

(x)           providing for the payment or receipt by the Company or any of its Subsidiaries of milestone payments or royalties that the Company reasonably expects will exceed $500,000 in the twelve-month period immediately following the date of this Agreement, and which by its terms does not terminate or is not terminable without penalty by the Company or any of its Subsidiaries, as applicable, upon 90 days’ or less prior notice;

(xi)          that the Company reasonably expects will individually require aggregate expenditures by the Company and/or any of its Subsidiaries in the twelve month period immediately following the date of this Agreement of more than $750,000, and which by its terms does not terminate or is not terminable without penalty by the Company or any of its Subsidiaries, as applicable, upon 90 days’ or less prior notice;

(b)           Each such Contract described in clauses (i) through (xi) (but in any event excluding any Benefit Plans) is referred to herein as a “Specified Contract”.  For purposes of this Agreement, the term “Affiliate”, when used with respect to any party, shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act and, with respect to any Specified Contract, also shall include any party captured by a broader definition in a Specified Contract.

(c)           Each of the Specified Contracts is valid and binding on the Company or its Subsidiaries, as the case may be, and to the Knowledge of the Company, each other party thereto, and is in full force and effect in accordance with its terms, except for such failures to be valid and binding or to be in full force and effect as are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect and the Company and its Subsidiaries (A) are not in default under any of them, nor (B) to the Knowledge of the Company, is any other party to any such Specified Contract in default thereunder, nor (C) does any condition exist that with notice or lapse of time or both would constitute a default thereunder, except in each case (A)-(C), for such defaults or conditions as are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.  True, unredacted and complete copies of all of the Specified

Contracts have been made available to Parent (other than redactions of commercially sensitive information or contracts which by their terms the Company is not permitted to provide).

(d)           Neither the Company nor any of its Subsidiaries is a party to any agreement obligating the Company to file a registration statement under the Securities Act, which filing has not yet been made or which obligation has not yet lapsed.  No registration rights granted by the Company shall survive the consummation of the Merger.

5.11.       Real Property.

(a)           Neither the Company nor any of its Subsidiaries owns any real property.

(b)           With respect to the material real property leased or subleased to the Company or its Subsidiaries, the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or materially impair the consummation of the Transactions except in each case, for any such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

5.12.       Takeover Statutes.  No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or by-laws is applicable to the Company, the Shares, the Merger or the other Transactions.

5.13.       Environmental Matters.

(a)           To the Knowledge of the Company, the Company and its Subsidiaries:  (i) are in substantial compliance with all applicable Environmental Laws and have not been notified of any material violation of any applicable Environmental Law; (ii) are not the subject of any pending written notice from any Governmental Entity alleging the material violation of any applicable Environmental Laws; (iii) are not currently subject to any court order, administrative order or decree arising under any Environmental Law; (iv) have not generated, used, handled, stored or disposed of any Hazardous Substances in material violation of any Environmental Law at any site owned or operated by, or premises leased by, the Company or any of its Subsidiaries during the period of the Company’s or its Subsidiary’s ownership, operation or lease; and (v) have not had any material “Release” (as defined in CERCLA (defined below)) of Hazardous

Substances by the Company at any site owned or operated by, or premises leased by, the Company or any of its Subsidiaries except as permitted under applicable Environmental Laws.

As used in this Agreement, (i) the term “Environmental Law” means any applicable law, regulation, code, license, permit, order, judgment, decree or injunction from any Governmental Entity relating to (A) the protection of the environment (including air, water, soil and natural resources) or (B) the use, storage, handling, release or disposal of Hazardous Substances, in each case as presently in effect, and (ii) the term “Hazardous Substance” means any substance to the extent presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including petroleum and any derivative or by products of petroleum.

(b)           Neither the Company nor any of its Subsidiaries has received written notification that, and the Company has no Knowledge that, any site currently or formerly owned or operated by, or premises currently or formerly leased by, the Company or any of its Subsidiaries is the subject of any Federal, state or local civil, criminal or administrative investigation evaluating whether, or alleging that, any action is necessary to respond to a Release or a threatened Release of any Hazardous Substance by the Company or any of its Subsidiaries.  No site or premises owned, operated or leased by the Company or any of its Subsidiaries is listed, or to the Company’s Knowledge, proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System, both as maintained under the Federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), or on any comparable state governmental lists.  Neither the Company nor any of its Subsidiaries has received written notification of, and the Company has no Knowledge of, any potential material responsibility or liability of the Company or any Company Subsidiary pursuant to the provisions of (i) CERCLA, (ii) any similar Federal, state, local, foreign or other Environmental Law, or (iii) any order issued pursuant to the provisions of any such Environmental Law.

(c)           The Company and its Subsidiaries have obtained all material permits required by Environmental Law necessary to enable them to conduct their respective businesses and are in compliance in all material respects with such permits.  All such permits are in full force and effect and there are no pending (and, to the Company’s Knowledge, no threatened) proceedings that seek the revocation, cancellation, suspension or any material adverse modification of any such permits.

5.14.       Taxes.

(a)           The Company and each of its Subsidiaries have timely and properly filed (or there have been timely and properly filed on their behalf) with appropriate Tax authorities all federal income Tax Returns and other material Tax Returns required to be filed by them on or prior to the date hereof (taking into account extensions) and such Tax Returns are, in all material respects, true, correct, and complete, and all amounts due and payable, whether or not shown on any Tax Return,  have been duly and timely paid.

(b)           The Company and each of its Subsidiaries file Tax Returns in all jurisdictions where they are required to so file, and no written claim has ever been made by any taxing authority in any jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the any of the Company or its Subsidiaries is or may be subject to taxation by that jurisdiction.

(c)           There are no pending or threatened in writing, audits, claims, adjustments under Section 481 of the Code, proposals of deficiency, or judicial proceedings by any Tax authority with respect to Taxes of the Company or any of its Subsidiaries.

(d)           There are no Liens for Taxes upon any assets of the Company or any of its Subsidiaries, except for Permitted Liens.

(e)           There are no outstanding waivers or extensions to the statutory period of limitations applicable to the assessment or collection of any Taxes against the Company or any of its Subsidiaries.

(f)            The Company and its Subsidiaries have withheld all material Taxes required by Law to be withheld from the wages, salaries or other payments to (i) employees, independent contractors, creditors, stockholders of or consultants to the Company or any of its Subsidiaries and (ii) any other third party.  Such withheld amounts were either duly paid to the appropriate Tax authority to the extent due and payable or, to the extent not due and payable, adequately reserved for on the Company balance sheet in accordance with generally accepted accounting principles.

(g)           The Company and each of its Subsidiaries are not a party to or bound by, nor do they have any obligation under, any material Tax sharing agreement or similar contract or arrangement or other agreement under which the Company or any of its Subsidiaries may have a material liability for Taxes of a third party (other than such an agreement or contract exclusively between or among any of the Company and wholly owned direct or indirect subsidiaries of the Company and other than customary Tax indemnifications contained in credit agreements that do not principally relate to Tax).  Neither the Company nor any of its Subsidiary has any material liability for the Taxes of any other person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.  The Company and its Subsidiaries have complied in all material respects with all record keeping and reporting requirements in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(h)           Neither the Company nor any of its Subsidiaries has, within the past two years, distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Sections 355 or 361 of the Code.

(i)            Since the Applicable Date, neither the Company nor any of its Subsidiaries has (i) changed any material method of Tax accounting, policies or practices of the Company or any of its Subsidiaries, except as required by regulations or guidelines or applicable Law or otherwise disclosed in a Tax Return, (ii) changed or amended any material Tax election of the Company or any its Subsidiaries, (iii) filed any amended federal income or material state income Tax Return or claim for refund of the Company or any of its Subsidiaries, or (iv) settled or compromised any material federal income or material state income Tax liability or refund of the Company or its Subsidiaries.

(j)            Neither the Company nor any of its Subsidiaries has participated in any “reportable transactions” within the meaning of Treasury Regulations Section 1.6011-4 that have not previously been reported on a Tax Return.

(k)           The Company has made available to Parent (i) true, complete and correct copies of federal income Tax Returns for the 2009, 2010, and 2011 taxable years, (ii) Code Section 382 or 383 studies and (iii) true and correct copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company or any Company Subsidiary filed or received by the Company or any Company Subsidiary since the Applicable Date.

(l)            No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to the Company or any of its Subsidiaries that will have continuing effect after the Closing Date.

(m)          Neither the Company nor any its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) installment sale or open transaction disposition made on or prior to the Closing Date or (ii) prepaid amount received on or prior to the Closing Date except for amounts for which the Company has reserved an amount for or accounted for as a deferred tax liability.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, unclaimed property or escheatment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties, imposts, fees in the nature of taxes, levies or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates, claims for refund, and information returns) required to be supplied, to a Tax authority relating to Taxes, including any attachments thereto and any amendments thereof.

5.15.       Labor Matters.

(a)           All employees of the Company and its Subsidiaries are employed on an “at will” basis.  True and complete information in all material respects as to the name, current job title, date of hire/election, base salary, and bonus or incentive opportunity for 2013 of all current employees, directors and executive officers of the Company has been made available to Parent.

(b)           Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, the Company and each of its Subsidiaries (i) is currently in compliance in all material respects with all applicable Laws respecting labor and employment, including without limitation employment practices, terms and conditions of employment and wages and hours (ii) since January 1, 2012, has withheld all amounts required by Law to be withheld from the wages of employees, (iii) is not liable for any arrears of wages or other direct compensation for any services performed or amounts required to be reimbursed to any employees, consultants or independent contractors (other than payments to be made for recent past services in the next regularly scheduled pay cycle or in the ordinary course) or any taxes or any penalty for failure to comply with any of the foregoing, (iv) is not liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation, social security or similar social insurance programs or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice), and (v) since January 1, 2013, has complied with the Worker Adjustment Retraining and Notification Act of 1988 and analogous state Laws.

(c)           Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement or other contract with a labor union or labor organization and no such agreement or contract is being negotiated by the Company or any of its Subsidiaries.  As of the date of this Agreement:  (i) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is the subject of any proceeding or investigation in respect of any employee, consultant or independent contractor concerning labor and employment, including without limitation unfair labor practices or discrimination complaints, or any proceeding that seeks to compel it to bargain with any labor union or labor organization; and (ii) there is no pending labor strike, dispute, walk-out, work stoppage, slow-down, lockout or union organizing involving the Company or any of its Subsidiaries, and to the Knowledge of the Company, none is threatened.  Since January 1, 2013, neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices, except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

(d)           As of the date of this Agreement, no employee of the Company or any of its Subsidiaries is represented by a labor union related to the employee’s employment with the Company of any of its Subsidiaries.

5.16.       Intellectual Property.

(a)           Section 5.16 of the Company Disclosure Letter lists all material Intellectual Property owned by the Company or any of its Subsidiaries that is Registered (the “Registered Intellectual Property”) and lists the owners of each item of Registered Intellectual Property.

(b)           The Registered Intellectual Property (i) is subsisting and unexpired, and has not been abandoned, cancelled or otherwise terminated, (ii) is not subject to any Liens (other than Permitted Liens and non-exclusive licenses granted in the ordinary course of business) and (iii) is not subject to any outstanding order, judgment, decree or ruling enacted or adopted by a Governmental Entity, of which the Company or any of its Subsidiaries has received written notice, adversely affecting the validity, enforceability, or Company’s or its Subsidiaries’ ownership of, such Registered Intellectual Property, in each case (i)-(iii), other than for such exceptions that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. To the Knowledge of the Company, no material Intellectual Property that is licensed from a third party is subject to any outstanding order, judgment, decree or ruling enacted or adopted by a Governmental Entity, of which the Company or any of its Subsidiaries has received written notice, adversely affecting the value, enforceability, or the Company’s or its Subsidiaries’ exclusive rights to, such Registered Intellectual Property, other than for such exceptions that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(c)           The Company, or one or more of its Subsidiaries, owns or is authorized to use all Intellectual Property that is used in the operation of the businesses of the Company and its Subsidiaries as currently conducted, and the Surviving Corporation will own or be authorized to use all such Intellectual Property immediately following the transaction contemplated by this agreement, in each case, except for such failures to have such rights which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(d)           To the Knowledge of the Company, (A) the Company and its Subsidiaries have not infringed or otherwise violated any Intellectual Property of any third party during the three-year period immediately preceding the date of this Agreement, and (B) no third party is infringing or otherwise violating any Intellectual Property owned by the Company or any of its Subsidiaries, except, in each case, for such exceptions that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(e)           To the Knowledge of the Company, the Registered Intellectual Property listed in the FDA’s list of “Approved Drug Products with Therapeutic Equivalence Evaluations,” (the “Orange Book”), (i) contains claims which encompass composition of Dificid (fidaxomicin) and its approved indication, and (ii) is valid and enforceable, except for such failures to have such rights which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(f)            The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all material Trade Secrets that are owned by the Company and any of its Subsidiaries.

(g)           For purposes of this Agreement, the following terms have the following meanings:

As used in this Agreement, (1) “Intellectual Property” means all: (i) trademarks, service marks, corporate names, trade names, logos, slogans, trade dress and other indicia of source or origin, any applications and registrations for the foregoing and renewals thereof, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) patents (including utility and design patents) and applications therefor, including any divisionals, revisions, supplementary protection certificates, continuations,  continuations-in-part, reissues, re-examinations, substitutions, extensions and renewals thereof; (iii) trade secrets, know-how and other proprietary confidential information protected by the Uniform Trade Secrets Act or similar legislation (collectively, “Trade Secrets”); and (iv) copyrights and any registrations and applications, and renewals, extensions, restorations and reversions thereof, and (2) “Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

5.17.       Insurance.  All material insurance policies maintained by the Company or any of its Subsidiaries are in full force and effect and, to the Knowledge of the Company, are valid and enforceable in accordance with their terms and all premiums due with respect to all such insurance policies have been paid, with such exceptions that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is in default in any material respect with respect to any provision contained in any such policy.  As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice of cancellation or non-renewal of any such policy.  As of the date of this Agreement, no coverage limits of insurance policies covering the Company or any of its Subsidiaries have been exhausted.

5.18.       Rights Agreement.  The Company Board has taken all necessary action to render the Rights Agreement inapplicable to the Merger and the other Transactions.

5.19.       Brokers and Finders.  Except for J.P. Morgan Securities LLC and Centerview Partners LLC, there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of the Company and there are no other financial advisors to whom any brokerage commissions, finders’ fees, similar fees or commissions, or contingent fee arrangements are payable in connection herewith based on any agreement, arrangement or understanding with the Company, or any action taken by the Company.  The Company previously has provided or made available to Parent a copy of the engagement letters with J.P. Morgan Securities LLC and Centerview Partners LLC and the fees set forth therein are the only fees payable to them.

ARTICLE VI

Representations and Warranties of Parent and Merger Sub

Except as set forth in the forms, statements, reports and documents filed with or furnished to the SEC since the Applicable Date and prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in any exhibits to or information incorporated by reference therein, or in the corresponding sections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section to which the relevance of such item is reasonably apparent, and that the mere inclusion of an item in such Parent Disclosure Letter shall not be deemed an admission that such item is material or has had, would have, or would be reasonably likely to have a Parent Material Adverse Effect (as defined in Section 6.1)), Parent and Merger Sub each hereby represent and warrant to the Company that:

6.1.         Organization, Good Standing and Qualification.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, be reasonably likely to prevent or materially impede or delay the ability of Parent and Merger Sub to consummate the Merger and the other Transactions (a “Parent Material Adverse Effect”).  Parent has made available to the Company a complete and correct copy of the certificate of incorporation and by-laws of Parent and Merger Sub, each as in effect on the date of this Agreement.

6.2.         Corporate Authority.  The board of directors of each of Parent and Merger Sub has approved this Agreement, the Merger and the other Transactions, and no vote of holders of capital stock of Parent is necessary to approve this Agreement, the Merger and the other Transactions. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which adoption the Parent covenants to effect immediately following the execution of this Agreement; and to consummate the Merger.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

6.3.         Governmental Filings; No Violations; Etc.

(a)           Other than (i) the filings and/or notices pursuant to Section 1.3, (ii) compliance with applicable requirements under the HSR Act, (iii) the filing of the Registration Statements (as defined in Section 7.4(b)) in connection with the CVRs and, if required by Law, the qualification of the CVR Agreement under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), (iv) compliance with applicable requirements of the Exchange Act and (v) compliance with applicable rules and regulations of Nasdaq, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other Transactions, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Transactions.

(b)           The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Parent or Merger Sub or the comparable governing instruments of any of its Subsidiaries, (ii) a grant of rights to any third party under any Specified Contract or creation of obligations for, the Company or any of its Subsidiaries under any Specified Contract in addition to those obligations of the Company or its Subsidiaries in effect on the date of this Agreement not otherwise terminable by the other party thereto without penalty upon 30 days’ notice, (iii) a breach or violation of, a termination (or right of termination) or default under, or the creation of any Lien (other than Permitted Liens) on any assets of Parent or Merger Sub or their respective Subsidiaries pursuant to any Contract of Parent, Merger Sub or their respective Subsidiaries or (iv) assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other Transactions) compliance with the matters referred to in Section 6.3(a) and Section 6.3(a) of the Parent Disclosure Letter, a violation under any Law to which the Parent or Merger Sub or their respective Subsidiaries is subject, except, in the case of clause (ii) or (iii) above, for any breach, violation, termination, default, creation, acceleration or change that is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

6.4.         Litigation and Liabilities.  There are no Proceedings pending or, to the Knowledge of Parent, Merger Sub, or their respective Subsidiaries, threatened in writing against Parent, Merger Sub or any of their Subsidiaries, except for those that are related solely to the Transactions (none of which were pending or, to the Knowledge of the Parent, threatened as of the date hereof) or otherwise individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.  None of Parent, Merger Sub or their respective Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which is, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

6.5.         Available Funds.  At the Effective Time, Parent and Merger Sub will have available to them all funds necessary for the payment to the Paying Agent of the aggregate Per Share Merger Consideration and to satisfy all of their obligations under this Agreement.

6.6.         Capitalization of Merger Sub.  The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.0001 per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent.  Merger Sub was formed solely for the purpose of engaging in the Transactions and has outstanding no option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub.

6.7.         Information Supplied.  None of the information supplied or to be supplied in writing by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the holders of Shares or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

6.8.         No Interested Stockholder.  None of Parent, Merger Sub or any of their “affiliates” or “associates” is, or has been within the last three years, an

“interested stockholder” of the Company, in each case as those terms are defined in Section 203 of the DGCL.

6.9.         Brokers and Finders.  Except for Morgan Stanley & Co. LLC, there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their respective Subsidiaries and there are no other financial advisors to whom any brokerage commissions, finders’ fees, similar fees or commissions, or contingent fee arrangements are payable in connection herewith based on any agreement, arrangement or understanding with Parent, Merger Sub or any of their respective Subsidiaries, or any action taken by Parent, Merger Sub or any of their respective Subsidiaries.

6.10.       No Other Representations or Warranties.  Parent and Merger Sub each acknowledges and agrees that the only representations and warranties made by the Company or any of its Affiliates or representatives are the representations and warranties made in Article V.  Parent and Merger Sub each acknowledges and agrees that none of the Company, any of its Subsidiaries or any of their respective representatives has made any representation or warranty, whether express or implied, as to the accuracy or completeness of any information regarding the Company or its Affiliates furnished or made available to Parent or Merger Sub and its representatives except as expressly set forth in this Agreement, and none of the Company, its Subsidiaries or any other Person shall be subject to any liability to Parent or Merger Sub or any other Person resulting from the Company’s making available to Parent or Merger Sub or Parent’s or Merger Sub’s use of such information, or any information, documents or material made available to Parent or Merger Sub in any due diligence materials provided to Parent or Merger Sub, except in the case of fraud.

Without limiting the foregoing, in connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received, and may continue to receive, from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company, its Subsidiaries and their respective businesses and operations.  Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans and cost-related plans, with which Parent and Merger Sub are familiar, that, assuming the absence of fraud, Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that, in the absence of fraud, Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, or any other Person, with respect thereto.  Accordingly, Parent and Merger Sub hereby acknowledge that none of the Company nor any of its Subsidiaries nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, nor any other Person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, business plans or cost related plans).

ARTICLE VII

Covenants

7.1.         Interim Operations.

(a)           The Company covenants and agrees as to itself and its Subsidiaries that, from and after the date of this Agreement and prior to the Effective Time, except (A) as required by applicable Law, (B) as otherwise contemplated, required or permitted by this Agreement, (C) as Parent may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed) or (D) as set forth in Section 7.1 of the Company Disclosure Letter, from the date of this Agreement and prior to the Effective Time, the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business in all material respects consistent with past practice and it and its Subsidiaries shall use their respective commercially reasonable efforts to (i) preserve their business organizations intact, (ii) maintain existing relations with Governmental Entities, customers and suppliers, including Parent, (iii) notify Parent promptly (x) after receipt of any material communication from any Governmental Entity or inspections of any manufacturing, research and development or clinical trial site and before giving any material submission to a Governmental Entity and (y) prior to making any material change to a study protocol, adding new trials, making any material change to a manufacturing plan or process, or making a material change to the development timeline for any of its product candidates or programs, (iv) preserve intact and keep available the services of present employees, consultants, independent contractors and executive officers of the Company and its Subsidiaries, (v) keep in effect casualty, product liability, workers’ compensation and other insurance policies in coverage amounts substantially similar to those in effect at the date of this Agreement, (vi) preserve and protect all Registered Intellectual Property listed in the Orange Book with respect to Dificid (fidaxomicin), and (vii) preserve and protect the material Intellectual Property (other than the Registered Intellectual Property listed in the Orange Book) owned by the Company and its Subsidiaries, except in the case of clause (vii) in the ordinary course of business.  Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the Effective Time, except (A) as required by applicable Law, (B) as otherwise required or expressly permitted by this Agreement, (C) as Parent may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed) or

(D) as set forth in Section 7.1 of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

(i)            adopt or propose to adopt any change in its certificate of incorporation or by-laws or comparable governing instruments;

(ii)           (A) adopt (x) a plan of merger or consolidation among the Company or any of its Subsidiaries and any other Person, except for any such transactions among wholly owned Subsidiaries of the Company, or (y) a partial or complete plan of dissolution, liquidation, consolidation, recapitalization, restructuring or other reorganization of the Company or its Subsidiaries; or (B) amend, alter, or terminate the Rights Agreement except at the Expiration Time (as defined therein) except as contemplated by Section 7.11(a);

(iii)          split, combine, subdivide or reclassify any shares of capital stock of the Company;

(iv)          redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding securities of the Company, except redemptions, purchases or acquisitions of Company securities pursuant to Stock Plans in the ordinary course of business consistent with past practice;

(v)           acquire (x) or equity interests in any other Person with a value or purchase price in the aggregate in excess of $500,000 in any transaction or series of related transactions, or (y) any interest in real property, in each case, other than acquisitions required pursuant to Contracts in effect as of the date of this Agreement;

(vi)          except as required pursuant to existing Contracts or Benefit Plans in effect as of the date of this Agreement, issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than in connection with the issuance or sales of Shares upon exercise or settlement of Company Options or Company Awards outstanding on the date of this Agreement or reserved for issuance under the Stock Plans;

(vii)         create or incur any Lien (other than a Permitted Lien) material to the Company or any of its Subsidiaries not incurred in the ordinary course of business on any assets (other than Intellectual Property) of the Company or any of its Subsidiaries having a value in excess of $750,000, other than Liens in connection with any indebtedness for borrowed money incurred by the Company pursuant to clause (viii) below;

(viii)        make any loans, advances, guarantees or capital contributions to, or investments in, any Person other than (A) to or among the Company or any direct or indirect wholly owned Subsidiary of the Company, or (B) any loan not in excess of $750,000 in the aggregate;

(ix)          declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

(x)           incur, assume or guarantee any indebtedness, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries;

(xi)          except as set forth in capital budgets furnished to Parent prior to the date of this Agreement, make, authorize, incur or commit to incur any capital expenditure in excess of $750,000;

(xii)         in each case below, other than in the ordinary course of business or advisable to facilitate the research and/or clinical operations of the Company in a commercially reasonable manner consistent with the Company’s past practice, amend, modify or terminate any Specified Contract or enter into any contract that would have been a Specified Contract had it been entered into prior to the date of this Agreement;

(xiii)        (A) make any changes with respect to accounting policies or procedures, except as required by changes in applicable generally accepted accounting principles, the SEC or applicable Law; or (B) except as required by applicable law or GAAP, revalue in any material respect any of its assets, including writing off accounts or notes receivable, other than in the ordinary course of business consistent with past practice;

(xiv)        settle or compromise any pending or threatened suit, action or claim, which (A) results in payments and commitments to make payments by the Company and its Subsidiaries in excess of $5 million in the aggregate, (B) arises out of the FCPA Matters, (C) would involve imposing material adverse restrictions on the business activities of the Company or any of its Subsidiaries, (D) would involve the issuance of Company securities, or (E) that constitutes Stockholder Litigation, which is addressed completely in Section 7.12;

(xv)         make, change or amend any material Tax election or settle or compromise any material federal, state, local or foreign Tax liability, change its annual tax accounting period, change any material method of Tax accounting, enter into any closing agreement relating to any material Tax, file any amended material Tax Return, file any material Tax Return in a manner inconsistent with past practice, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(xvi)        transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets, licenses, operations, rights or businesses of the Company or its Subsidiaries, except (A) in connection with sales in the ordinary course of business consistent with past practice and sales of assets no longer used in the operation of the business, (B) sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $500,000 in the aggregate, or (C) any of the foregoing actions taken with respect to Intellectual Property, pursuant to Contracts in effect as of the date of this Agreement;

(xvii)       except as required pursuant to existing Contracts or Benefit Plans in effect as of the date of this Agreement, or as otherwise required by applicable Law, (A) institute any material increase in any benefit provided under any Benefit Plan, other than in the ordinary course of business; (B) make any material increase in the compensation of any employee of the Company or any of its Subsidiaries, other than in the ordinary course of business; (C) establish, adopt or materially amend or terminate any material Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement (including, for the avoidance of doubt, any severance arrangement) that would be a material Benefit Plan if it were in existence as of the date of this Agreement, other than routine administrative amendments that do not materially increase the costs of maintaining such arrangements and renewals in the ordinary course of business; or (D) enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization; provided that nothing in this Section 7.1 shall be construed to limit the authority of the Company to terminate officers or other employees of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or to hire officers or other employees to replace officers or other employees who left the Company after the date hereof or in fulfillment of open job requisitions on the date hereof, in each case with compensation, benefits and other terms of at-will employment that are reasonably appropriate in the context of which such officers or other employees were terminated or hired;

(xviii)      except as required by applicable Law, convene any regular or special meeting (or any adjournment or postponement thereof) of holders of Shares other than the Stockholders Meeting;

(xix)        enter into any written agreement, contract, commitment or arrangement to do any of the foregoing or authorize in writing any of the foregoing.

(b)           Prior to the Effective Time, to the fullest extent permitted by applicable Law and the terms of the relevant 401(k) plan(s), the Company shall take all actions that may be necessary under the 401(k) plan of the Company and any 401(k) plans of the Company’s Subsidiaries to terminate the 401(k) plan of the Company and any 401(k) plans of the Company’s Subsidiaries as of no later than the day prior to the Effective Time.  Immediately prior to such termination, the Company shall make (or cause to be made) all necessary payments to fund the contributions for elective deferrals and for employer matching contributions (if any) required pursuant to any such 401(k) plan for the period prior to termination.

(c)           Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control the Company or any of its Subsidiaries or direct the business or operations of the Company or any of its Subsidiaries prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations and the operations of its Subsidiaries.  Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, shall be interpreted in such a way as to place the Company, Parent or Merger Sub in violation of any rule, regulation or policy of any Governmental Entity, including any applicable Law.

7.2.         Acquisition Proposals.

(a)           No Solicitation or Negotiation.  The Company agrees that, except as expressly permitted by this Section 7.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall instruct and shall use its best efforts to cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors, agents or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors, agents, or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i)            initiate, knowingly facilitate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below); or

(ii)           engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide or make available any non-public information or data to any Person relating to the Company or any of its Subsidiaries relating to, or that would reasonably be expected to lead to, any Acquisition Proposal, except to notify such Person of the existence of this Section 7.2.

Notwithstanding anything in the foregoing to the contrary, prior to the date on which the Company Requisite Vote is obtained, the Company may (A) provide information in response to a request therefor by a Person who has made a written Acquisition Proposal providing for the acquisition of more than 50% of the assets (on a consolidated basis), or total voting power of the equity securities of the Company if, and only if, (i) the Company receives from the Person so requesting such information, an executed confidentiality agreement on terms not less restrictive to the other party in any material respect than those contained in the Confidentiality Agreement (as defined in Section 10.7) (it being understood that such confidentiality agreement need not contain any “standstill” provision or otherwise prohibit the making, or amendment, of an Acquisition Proposal, but it may not restrict the Company from complying with this Section 7.2(a)) and (ii) the Company promptly (and in any event within thirty-six (36) hours of providing such information) discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to Parent; (B) engage in any discussions or negotiations with any Person who has made such an Acquisition Proposal, subject to the conditions contained in clause (A)(i)-(ii) above; or (C) ascertain facts from the party making such Acquisition Proposal for the purpose of informing the Company Board about the Acquisition Proposal and the party making such Acquisition Proposal, in each such case referred to in clause (A) or (B) above, if and only if the Company Board determines in good faith after consultation with its outside legal counsel and financial advisor that such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or could reasonably be expected to lead to a Superior Proposal and the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Company’s directors under applicable Law.

(b)           The Company will as promptly as reasonably practicable (and in any event within thirty-six (36) hours after receipt) notify Parent in writing of the receipt by the Company of (i) any Acquisition Proposal, or (ii) any inquiry or request for discussions or negotiations with respect to any Acquisition Proposal.  The Company shall notify Parent, in writing, of any decision of the Company Board to enter into discussions or negotiations concerning any Acquisition Proposal or to disclose or furnish non-public information with respect to the Company or any of its Subsidiaries in connection with an Acquisition Proposal to any Person, which notice shall be given as promptly as practicable after such determination was reached (and in any event no later than thirty-six (36) hours after such determination was reached).  The Company will (i) provide Parent with the identity of the Person making such Acquisition Proposal and keep Parent reasonably informed of the status and material terms of any such Acquisition Proposal and of any amendments thereto, (ii) promptly (and in any event within thirty-six (36) hours of receiving such information) provide Parent a copy of all written information provided by or on behalf of such Person or group in connection with any Acquisition

Proposal or provided by or on behalf of the Company or its Representatives to such Person or group, to the extent not previously provided to Parent, and (iii) promptly (and in any event within thirty-six (36) hours of such determination) notify Parent of any determination by the Company Board that such Acquisition Proposal constitutes a Superior Proposal.  The Company shall not, and shall cause its Subsidiaries not to, enter into any agreement with any Person subsequent to the date hereof that would restrict the Company’s ability to provide to Parent the information set forth in clauses (i) and (ii) above, and, if the Company is a party to any agreement as of the date hereof that would prohibit the Company from providing such information to Parent, prior to providing non-public information to, or engaging in discussions or negotiations with, the counterparty to such agreement, the Company will obtain approval from the counterparty to such agreement to allow the Company to provide such information to Parent.

(c)           Definitions.  For purposes of this Agreement:

“Acquisition Proposal” means (i) any bona fide proposal, offer or effort made by any Person with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries, and (ii) any acquisition by any Person resulting in, or proposal, effort or offer, which if consummated would result in, any Person becoming the beneficial owner of directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power of the equity securities of the Company or those of any of its Subsidiaries, or 15% or more of the consolidated total assets (including equity securities of its Subsidiaries) of the Company, in each case other than the Transactions.

“Superior Proposal” means an Acquisition Proposal that would result in any person becoming the beneficial owner, directly or indirectly, of more than 50% of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of the Company that the Company Board determines in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the holders of Shares from a financial point of view than the Transactions.

(d)           No Change in Recommendation or Alternative Acquisition Agreement.  The Company Board, and each committee of the Company Board, shall not:

(i)            (A) withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify in a manner adverse to Parent, the Company Recommendation with respect to the Merger; (B) other than as set forth in clause (D) of this Section 7.2(d)(i), fail to reaffirm the Company Recommendation within ten (10) Business Days of a written request by Parent to do so or, if earlier, the later of two (2) Business Days prior to the Stockholders Meeting or five (5) Business Days after the public announcement of any

Acquisition Proposal or other event material to the Company Recommendation; (C) approve, adopt, or recommend, or propose to approve, adopt, or recommend, any Acquisition Proposal; or (D) in the event of a tender offer or exchange offer for any outstanding Shares, fail to recommend against acceptance of such tender offer or exchange offer by the holders of Shares within ten (10) Business Days of the commencement thereof pursuant to Rule 14d-2 under the Exchange Act (any action described in clauses (A)-(D), a “Change of Recommendation”); or

(ii)           approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 7.2(a) entered into in compliance with Section 7.2(a)) (an “Alternative Acquisition Agreement”) relating to, or that would reasonably be expected to lead to, any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, (i) if (x) the Company receives an unsolicited written Acquisition Proposal, without any director or Section 16 officer of the Company having participated in a material breach of the Company’s obligations contained in this Section 7.2, (y) the Company Board determines in good faith after consultation with its outside legal counsel and financial advisor that such Acquisition Proposal constitutes a Superior Proposal and (z) the Company Board determines in good faith after consultation with its outside legal counsel that a failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Law, then, prior to the date on which the Company Requisite Vote is obtained, the Company Board may (A) effect a Change of Recommendation and/or (B) terminate this Agreement pursuant to Section 9.3(b) to cause the Company to enter into an Alternative Acquisition Agreement concerning the Superior Proposal; provided that the Company shall not terminate this Agreement pursuant to this sentence and any such purported termination shall be void and of no force or effect unless, in advance of or concurrently with such termination, the Company substantially simultaneously with such termination enters into an Alternative Acquisition Agreement concerning the Superior Proposal and (ii) nothing shall prohibit or restrict the Company or the Company Board, in circumstances not involving an Acquisition Proposal, from effecting a Change of Recommendation prior to the date on which the Company Requisite Vote is obtained if the Company Board determines in good faith after consultation with its outside legal counsel that a failure to do so would violate the fiduciary duties of the Company’s directors under applicable Law; provided that the Company Board may not effect a Change of Recommendation pursuant to the foregoing clause (i), or terminate this Agreement pursuant to the foregoing clause (i) unless (A) the Company shall have provided prior written notice to Parent at least one hundred (100) hours in advance (the “Notice Period”) of its intention to take such action with respect to such Superior Proposal pursuant to clause (i) or otherwise make a Change of Recommendation pursuant to clause (i), which notice shall specify the material terms and conditions of any such

Superior Proposal (including the identity of the party marking such Superior Proposal) or the reasons for such Change of Recommendation in the absence of a Superior Proposal, as the case may be, (B) prior to effecting such Change of Recommendation or terminating this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, the Company shall, and shall direct its outside legal counsel and financial advisors to, during the Notice Period, negotiate with Parent in good faith (to the extent the Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and (C) following the Notice Period (and giving effect to any proposed adjustments to the terms of this Agreement) the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisor (in the case of clause (i) below) that (i) such Acquisition Proposal remains a Superior Proposal or (ii) the failure to make such Change of Recommendation would still be inconsistent with the directors’ fiduciary duties under applicable Law.  In the event of any amendment to the financial or other material terms of such Superior Proposal or material changes to the facts and circumstances necessitating such Change of Recommendation after the start of the Notice Period, the Company shall be required to deliver a new written notice to Parent and to comply again with the requirements of this Section 7.2(d) with respect to such new written notice, and the Notice Period shall be deemed to have re-commenced on the date of such new notice, except that the Company’s advance written notice obligation shall be reduced to seventy-two (72) hours (rather than the one hundred (100) hours otherwise contemplated by this Section 7.2(d)) and the time the Company shall be permitted to effect a Change of Recommendation in connection with a Superior Proposal shall be reduced to the time that is seventy-two (72) hours after it has provided such written notice (rather than the time that is the one hundred (100) hours otherwise contemplated by this Section 7.2(d)).

(e)           Certain Permitted Disclosure.  Nothing contained in this Agreement shall prohibit the Company from (i) complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal, (ii) making any disclosure to the holders of Shares if the Company Board determines in good faith, after consulting with the Company’s outside legal counsel, that the failure of the Company Board to make such disclosure could be inconsistent with the directors’ fiduciary duties under applicable Law or (iii) making disclosure to the holders of Shares of factual information regarding the business, financial condition or results of operations of the Company, Parent or Merger Sub, or the fact that an Acquisition Proposal has been made, the identity of the party making such Acquisition Proposal or the material terms of such Acquisition Proposal (and no such disclosure set forth in (iii) above shall be deemed to be a Change of Recommendation); provided, however, that the Company Board shall not make a Change of Recommendation except in accordance with Section 7.2(d).  For the sake of clarity, any such disclosure set forth in (i) and (ii) above that constitutes a Change of Recommendation under Section 7.2(d)(i) shall result in all of the consequences of a Change of Recommendation as set forth in this Agreement.

(f)            Existing Discussions.  The Company agrees that it will, and it will take reasonable best efforts to cause its Representatives to, immediately cease any discussions or negotiations commenced prior to, or pending as of, the date hereof, with any parties with respect to any Acquisition Proposal or any proposal that could reasonably be expected to lead to, an Acquisition Proposal.  The Company also agrees that it will request each Person that has executed a confidentiality agreement on or after February 27, 2013 in connection with its consideration of acquiring the Company to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

7.3.         Stockholders Meeting.  As promptly as practicable following the date hereof, the Company shall take, in accordance with applicable Law and its certificate of incorporation and by-laws, all action necessary to set the record date for, duly call, give notice of, convene and hold a special meeting of the holders of Shares (the “Stockholders Meeting”) to consider and vote upon adoption of this Agreement (with the record date and meeting date set by the Company after consulting with Parent), and shall not postpone or adjourn the Stockholders Meeting unless the Company and Parent determine that it is necessary or advisable to do so in order to solicit additional proxies in order to obtain the Company Requisite Vote or to comply with applicable Law.  The Company Board shall recommend such adoption (unless a Change of Recommendation shall have occurred).  Parent and Merger Sub agree to cause all Shares beneficially owned by Parent or Merger Sub or any of their Affiliates to be present at the Stockholders Meeting and to be voted at the Stockholders Meeting in favor of adoption of this Agreement.

7.4.         Filings; Other Actions; Notification.

(a)           Proxy Statement.  As promptly as practicable and in any event no later than the later to occur of the 15th Business Day or the filing of the Registration Statements following the date hereof, the Company shall (i) prepare and file a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) (ii) subject to Section 7.2, include in the Proxy Statement the Company Recommendation, (iii) furnish the information required to be provided to the holders of Shares pursuant to Delaware Law, the Exchange Act and any other applicable Laws and (iv) use its reasonable efforts to solicit from holders of all of the Shares proxies in favor of the adoption of this Agreement and the approval of the Merger and take all other action reasonably necessary or advisable to secure the approval of stockholders required by the DGCL and any other applicable Law and the Charter and By-Laws (if applicable) to effect the Merger; provided, that Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions, or changes thereto suggested by Parent, Merger Sub and their counsel.  The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the

Proxy Statement and of any request by the SEC for any amendment or supplement thereto, or for additional information, and shall provide to Parent, after Parent, Merger Sub and their counsel shall have had a reasonable opportunity to review and comment on the Proxy Statement and draft correspondence and due consideration has been given to such comments by the Company, copies of all correspondence between the Company and/or any of its Representatives and the SEC.  The Company and Parent shall each use reasonable best efforts to promptly provide satisfactory responses to the SEC with respect to all comments received on the Proxy Statement by the SEC, and the Company shall cause the definitive Proxy Statement to be mailed as promptly as practicable after the date the SEC staff advises that it has no further comments thereon, or that the Company may commence mailing the Proxy Statement.

(b)           CVR Agreement; Registration Statements; Listing of CVRs.

(i)            At or prior to the Effective Time, Parent shall cause the CVR Agreement to be duly authorized, executed and delivered by the Parent and the Rights Agent.

(ii)           As promptly as practicable and in any event within 20 Business Days following the date hereof, Parent shall prepare and file a registration statement relating to the CVRs under each of the Securities Act and the Exchange Act with the SEC (such registration statements, including any amendments or supplements thereto, the “Registration Statements”); provided, that the Company and its counsel shall be given a reasonable opportunity to review each Registration Statement before it is filed with the SEC and Parent and Merger Sub shall give due consideration to all reasonable additions, deletions, or changes thereto suggested by the Company and its counsel.  Parent shall promptly notify the Company of the receipt of all comments of the SEC with respect to the Registration Statements and of any request by the SEC for any amendments or supplements thereto, or for additional information, and shall provide to the Company, after the Company and its counsel shall have had a reasonable opportunity to review and comment on the Registration Statements and draft correspondence and due consideration has been given to such comments by Parent, copies of all correspondence between Parent and Merger and/or any of their Representatives, one the one hand, and the SEC, on the other.  The Company and Parent shall each use reasonable best efforts to promptly provide satisfactory responses to the SEC with respect to all comments received on the Registration Statements, and Parent and Merger Sub shall, as promptly as practicable after the date the SEC staff advises that it has no further comments thereon, cause the Registration Statements to be declared effective as promptly as practicable, and to have the CVR Agreement qualified under the Trust Indenture Act.  Parent and Merger Sub shall cause the Registration Statements to remain effective as long as is necessary to consummate the Merger and the other Transactions and to comply with Parent’s obligations under the CVR Agreement.

(iii)          Parent shall advise the Company, promptly after it receives notice, after the time when the Registration Statements have been declared effective, of the issuance of any stop order or the suspension of the qualification of the CVRs. If, at any time prior to the Effective Time, any information relating to Parent or any of its Affiliates is discovered by Parent that is required to be set forth in an amendment or supplement to the Registration Statements so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly notify the Company and to the extent required by law, Parent shall cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC.

(iv)          As promptly as practicable after the date hereof, Parent shall prepare and submit to Nasdaq an application covering the CVRs and shall use its reasonable best efforts to cause the CVRs to be approved for listing (subject to notice of issuance) for trading on Nasdaq at or prior to the Effective Time, and, in the event such CVRs are not so approved as of the Effective Time, to continue to use reasonable best efforts, from and after the Effective Time, to obtain such listing approval until it is received.

(c)           Cooperation.  Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws, to consummate and make effective the Merger and the other Transactions as soon as practicable, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining as promptly as practicable all actions, waivers, consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity, in order to consummate the Merger or any of the other Transactions and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions contemplated by this Agreement.  Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other Transactions (including the Proxy Statement).  In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(d)           Information.  The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other Transactions.

(e)           Status.  Subject to applicable Laws and as required by any Governmental Entity, the Company and Parent each shall keep the other reasonably apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other Transactions.  Neither the Company nor Parent shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Transactions unless it consults with the other party hereto in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(f)            Antitrust Matters.  Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 7.4, each of the Company (in the case of (i)-(iii)) and Parent (in all cases set forth below) agrees to take or cause to be taken the following actions:

(i)            the prompt use of its reasonable best efforts to provide to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Government Antitrust Entity”) information and documents requested by any Government Antitrust Entity, including filing within ten (10) Business Days hereof a Notification and Report Form under the HSR Act and promptly after any such request, substantial compliance with any request for additional information and documentary material under the HSR Act;

(ii)           the prompt use of its reasonable best efforts, subject to applicable Law relating to the exchange of information, to: (A) cooperate in all respects with each other in connection with any filing, submission, or oral presentation and in connection with any investigation initiated by a Government Antitrust Entity; (B) keep the other party and its counsel informed on a current basis of any communication received by such party from, or given by, any Government Antitrust Entity, in each case, regarding any of the Transactions; and (C) permit the other party and its counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Government Antitrust Entity, and to the extent permitted by the Government

Antitrust Entity, give the other party and its counsel the opportunity to attend and participate in such meetings and conferences;

(iii)          the prompt use of its reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, in any proceeding that would make consummation of the Merger or the other Transactions in accordance with the terms of this Agreement unlawful, or that would prevent, enjoin or otherwise prohibit consummation of the Merger or the other Transactions, any and all steps (including the appeal thereof and the posting of a bond, but excluding the taking of the steps contemplated by clause (iv) of this paragraph) necessary to vacate, modify, reverse, suspend, eliminate or remove such actual injunction, decision, order, judgment, determination or decree so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement; and

(iv)          the prompt taking of any and all actions (the sequencing of which shall lie in the reasonable discretion of Parent) necessary to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, including the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any person or entity, including any Governmental Entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions and the proffer and agreement by Parent of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, any assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of the Company, Parent or any of their respective Subsidiaries (and the entry into agreements with, and submission to orders of, the relevant Government Antitrust Entity giving effect thereto) if such action should be necessary to (x) eliminate the actual issuance of any order, decree, decision, determination or judgment that would delay, prevent, enjoin or otherwise prohibit consummation of the Merger or the other Transactions by any Government Antitrust Entity or (y) cause the Closing to occur prior to April 30, 2014.

Notwithstanding the foregoing, the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.4(f) as “Antitrust Counsel Only Material.”  Such materials and the information contained therein shall be given only to the outside counsel regarding Antitrust Law of the recipient and will not be disclosed by outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent as the case may be) or its legal counsel.  Notwithstanding anything to the contrary in this Section 7.4(f), materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company.

7.5.         Access and Reports.  Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, Contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 7.5 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose or permit access to any information, that in the reasonable judgment of the Company is reasonably likely to result in any violation of any Law or any Contract to which the Company or any of its Subsidiaries is a party, or cause any privilege (including attorney client privilege) that the Company or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information, or (ii) if the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties in a litigation or other proceeding, to disclose or permit access to any information that is reasonably pertinent to such litigation or other proceeding.  All requests for information made pursuant to this Section 7.5 shall be directed to the executive officer or other Person designated by the Company.  All such information shall be governed by the terms of the Confidentiality Agreement.

7.6.         Stock Exchange Delisting.  Prior to the Effective Time, the Company shall cooperate with the Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act promptly after the Effective Time.  Parent will use commercially reasonable efforts to cause the Surviving Corporation to file with the SEC (a) a Form 25 on the Closing Date and (b) a Form 15 on the first business day that is at least ten (10) days after the date the Form 25 is filed (such period between the Form 25 filing date and the Form 15 filing date, the “Delisting Period”).  If the Surviving Corporation is reasonably likely to be required to file any quarterly or annual reports pursuant to the Exchange Act during the Delisting Period, the Company will deliver to Parent at least three (3) Business Days prior to the Closing a draft, which is sufficiently developed such that it can be timely filed with a reasonable amount of effort within the time available, of any such reports reasonably likely to be required to be filed during the Delisting Period (“Post-Closing SEC Reports”).  The Post-Closing SEC Reports provided by the Company pursuant to this Section 7.6 will (i) not contain any untrue statement of a material fact or omit to state any material fact required to be stated

therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) comply in all material respects with the provisions of applicable Laws.

7.7.         Publicity.  The initial press release regarding the Transactions shall be a joint press release by the Company and Parent, and thereafter, so long as this Agreement is in effect, unless and until a Change of Recommendation has occurred, the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other Transactions, and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.  Notwithstanding the foregoing, without prior consent of the other party, each party may disseminate material substantially similar to material included in a press release or other document previously approved for external distribution by the other parties.  Each party agrees to promptly make available to the other parties copies of any written communications made without prior consultation with the other parties.

7.8.         Employee Benefits.  (a)  Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, without limiting Section 7.8(c), Parent shall provide, or shall cause to be provided, with respect to each employee of the Company and its Subsidiaries as of immediately prior to the Effective Time who continues to be employed by the Surviving Corporation (each, a “Continuing Employee”), (i) base salary at a rate no less than the rate of the Continuing Employee’s base salary on the date hereof and (ii) retirement, health, welfare and fringe benefits that are substantially comparable in the aggregate to the benefits provided to similarly situated Parent employees based on levels of responsibility.

(b)           For purposes of vesting, accrual of severance, vacation and sick time benefits and eligibility to participate under the employee benefit plans, programs and policies of Parent and its Subsidiaries providing benefits to Continuing Employees after the Effective Time (including the Benefit Plans, to the extent applicable) (the “New Plans”), each Continuing Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to receive credit for such service under any similar Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits.  In addition, for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent will use reasonable best efforts to prevent any lapse in coverage, whether under such New Plan or a predecessor Benefit Plan, for such Continuing Employee and his or her covered dependents and to cause any waiting periods, evidence of insurability requirements, pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents.  Parent shall also use reasonable best efforts to cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Benefit Plan in which such Continuing Employee participated immediately before the Effective Time ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be recognized and credited under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year.

(c)           As of and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and any successor thereto to take all actions necessary to expressly assume the Benefit Plans identified in Section 7.8(c) of the Company Disclosure Letter.

(d)           The parties intend that this Merger will qualify as a “change in control” or “change of control” (or the equivalent) for purposes of the Benefit Plans identified in Section 7.8(d) of the Company Disclosure Letter.

(e)           The provisions of this Section 7.8 are solely for the benefit of the parties to this Agreement, and nothing in this Agreement, whether express or implied, is intended to, or shall, (i) constitute the establishment or adoption of, or an amendment to, any employee benefit plan for purposes of ERISA, or otherwise be treated as an amendment or modification of any Benefit Plan, New Plan or other benefit plan, agreement or arrangement, (ii) subject to Section 7.8(b), limit the right of Parent, the Company or their respective Subsidiaries to amend, terminate or otherwise modify any Benefit Plan, New Plan or other benefit plan, agreement or arrangement following the Effective Time or (iii) create any third-party beneficiary or other right in any Person, including any current or former employee of the Company or any Subsidiary of the Company, any participant in any Benefit Plan, New Plan or other benefit plan, agreement or arrangement (or any dependent or beneficiary thereof).

7.9.         Expenses.  Except for withholding, transfer or other similar Taxes and as provided in Section 9.5, whether or not Merger is consummated, all costs and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such expense.

7.10.       Indemnification; Directors’ and Officers’ Insurance.  (a) From and after the Effective Time, the Surviving Corporation and Parent shall, to the fullest extent that the Company would have been permitted to under applicable Law and its certificate of incorporation, by-laws, or indemnification agreements, in each case as in effect on the date hereof, indemnify and hold harmless, (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law and contemplated by the Company Charter, Company By-Laws, and indemnification agreements as in effect on the date hereof).  Without limiting the preceding sentence, Parent shall also, to the fullest extent that Parent is permitted to under applicable Law, indemnify and hold harmless (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law), except for matters arising out of FCPA Matters; provided that, in the cases of the two preceding sentences, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is finally determined by a court of competent jurisdiction that such Person is not entitled to indemnification as described in applicable indemnification agreements), each person who was a director or officer of the Company and its Subsidiaries (in each case, when acting in such capacity) prior to the Effective Time (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the Transactions, whether asserted or claimed prior to, at or after the Effective Time.

(b)           Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party.  In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof, and Parent and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elect not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them and reasonably satisfactory to Parent, and Parent or the Surviving Corporation shall advance all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one form of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided, further, that the fewest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; provided, however, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.  If such indemnity is not available with respect to any Indemnified Party, then the Surviving Corporation and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

(c)           Prior to the Effective Time, the Company shall (and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to) obtain and fully pay for “tail” insurance policies (providing only for the Side A coverage for Indemnified Parties where the existing policies also include Side B coverage for the Company) with a claims period of at least six years from and after the Effective Time, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”), with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions or actions contemplated hereby); provided, however, that in no event shall the Company expend for such policies an annual premium amount in excess of 300% (the “Maximum Premium”) of the annual premiums currently paid by the Company for such insurance. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to continue to, maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of the Maximum Premium; and, provided, further, that if the annual premiums of such insurance coverage exceed such Maximum Premium, the Surviving Corporation shall obtain a policy with the greatest coverage available, for a cost not exceeding such Maximum Premium.

(d)           If Parent or the Surviving Corporation or any of their respective successors or assigns shall (i) consolidate with, or merge into, any other corporation or entity, and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 7.10.

(e)           The provisions of this Section 7.10 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, each of whom is an intended third-party beneficiary of this Agreement.  The obligations of Parent and Merger Sub under this Section 7.10 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party to whom this Section 7.10 applies unless (i) such termination or modification is required by applicable Law, or (ii) the affected Indemnified Party shall have consented in writing to such termination or modification.

(f)            The rights of the Indemnified Parties under this Section 7.10, shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws or comparable governing documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

7.11.       Other Actions by the Company.

(a)           Rights.  Prior to the Effective Time, the Company Board shall take all necessary action to cause the Rights to cease to be outstanding as of the Effective Time and to terminate the Rights Agreement, effective immediately as of the Effective Time, without payment of any consideration in respect thereof, other than the redemption price of $0.01 per Right.

(b)           Takeover Statutes.  If any Takeover Statute is, or may become applicable to, the Merger or the other Transactions, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

7.12.       Notification of Certain Litigation.  The Company shall, as promptly as practicable under the circumstances, after it has notice of any of the following notify the Parent of actions, suits, claims, Governmental Investigations or proceedings instituted or threatened in writing against the Company or any of its directors, officers or Affiliates, including by any stockholder of the Company (by any stockholder and relating to this Agreement or the transactions contemplated hereby, the “Stockholder Litigation”), before any court or Governmental Entity, relating to or involving or otherwise affecting the Company, any Company Affiliates, or any Company Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or relating to this Agreement or the transactions contemplated hereby, or seeking damages or discovery in connection with such transactions. The Parent shall have the right to participate in the defense of any such actions, suits, claims, investigations or proceedings under clause (iii) above, the Company shall consult with Parent regarding the defense of any such actions, suits, claims, investigations or proceedings, and the Company may not settle or compromise any Stockholder Litigation without the prior written consent of the Parent, not to be unreasonably withheld.  The Company shall, taking into consideration the then existing circumstances, promptly notify Parent in the event that the Company or any of its Subsidiaries obtains Knowledge of any facts which would cause (i) the recall, market withdrawal or replacement of any product sold or intended to be sold by the Company or its Subsidiaries; (ii) a change in the marketing classification or a material change in labeling of any such products; or (iii) a termination or suspension of marketing of any such products.

7.13.       Interim Financing.  Promptly following the date hereof, Parent and the Company shall take in good faith all reasonably necessary actions to implement, and shall implement, the terms regarding interim financing to the Company on the terms set forth on Exhibit C hereto.

ARTICLE VIII

Conditions

8.1.         Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)           Stockholder Approval.  This Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote, and shall have been duly approved by the sole stockholder of Merger Sub in accordance with applicable Law and the certificate of incorporation and by-laws of each such corporation.

(b)           Litigation.  No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, deemed applicable or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger or the other Transactions (collectively, an “Order”).

(c)           HSR Condition.  The applicable waiting period (and any extension thereof) under the HSR Act or under any similar foreign antitrust or competition law applicable to the Merger or the Transactions shall have expired or been terminated, or, where applicable, approval under such laws shall have been obtained (the “HSR Condition”).

8.2.         Conditions to the Obligations of Parent and Merger Sub to Effect the Merger.  The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver in writing (where permissible) of each of the following conditions:

(a)           (w) the representations and warranties of the Company set forth in (x) this Agreement, other than those set forth in Sections 5.1 (Organization, Good

Standing and Qualification), 5.2 (Capital Structure), 5.3 (Corporate Authority; Approval and Fairness), clause (ii) of Section 5.6 (Absence of Certain Changes), 5.18 (Rights Agreement) and 5.19 (Brokers and Finders), shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects of the Closing Date (other than those representations and warranties that speak only as to a particular date or time, which shall have been true and correct as of such date or time), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to constitute, a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded); (x) the representations and warranties of the Company set forth in Sections 5.1 (Organization, Good Standing and Qualification), 5.3 (Corporate Authority; Approval and Fairness), 5.18 (Rights Agreement) and 5.19 (Brokers and Finders) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date (other than those representations and warranties that speak only as to a particular date or time, which shall have been true and correct in all material respects as of such date or time), it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded, (y) the representations and warranties of the Company set forth in Section 5.2 (Capital Structure) shall have been true and correct except for de minimis exceptions as of the date of this Agreement and shall be true and correct except for de minimis exceptions as of the Closing Date (other than those representations and warranties that speak only as to a particular date or time, which shall have been true and correct except for de minimis exceptions as of such date or time), it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (z) the representation and warranty set forth in clause (ii) of Section 5.6 (Absence of Certain Changes) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date;

(b)           The Company shall have performed and complied with, in all material respects, its obligations, agreements and covenants under this Agreement required to be performed at or prior to the Closing Date, provided, that if the Closing Date is after January 31, 2014, this condition shall be satisfied with respect to compliance with the covenants, obligations and agreements set forth in Section 7.1 (disregarding any materiality qualifiers set forth therein) if the Company shall have performed and complied with all obligations, agreements and covenants set forth in Section 7.1 after January 31, 2014 in a manner such that any noncompliance does not constitute, individually or the aggregate, a Material Adverse Effect;

(c)           the Company shall have delivered to Parent a certificate signed by its Chief Executive Officer and Chief Financial Officer, dated the Closing Date, certifying as to the satisfaction by the Company of the conditions described in (a) and (b) above.

8.3.         Conditions to the Obligations of the Company to Effect the Merger.  The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver in writing (where permissible) of each of the following conditions:

(a)           the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate as of the date of this Agreement and, other than representations and warranties made as of a particular date (which shall have been accurate to the degree described below as of such date), as of the Closing Date as if made on and as of the Closing Date, except to the extent failure to be accurate, in the aggregate, would not impair in any material respect the ability of each of Parent and Merger Sub, as the case may be, to perform its obligations under this Agreement or prevent or materially delay the consummation of the Merger and the Transactions;

(b)           Parent and Merger Sub shall have performed and complied with, in all material respects, its obligations, agreements and covenants under the Agreement required to be performed at or prior to the Closing Date; and

(c)           Parent shall have delivered to the Company a certificate signed by an authorized officer of Parent, dated the Closing Date, certifying as to the satisfaction by Parent and Merger Sub of the conditions described in (a) and (b) above.

8.4.         Failure of Conditions.  None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VIII to be satisfied to excuse performance by such party of its obligations under this Agreement if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to consummate the Merger and the Transactions.

ARTICLE IX

Termination

9.1.         Termination by Mutual Consent.  This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by holders of Shares, by mutual written consent of the Company and Parent by action of their respective boards of directors.

9.2.         Termination by Either Parent or the Company.  This Agreement may be terminated and the Transactions may be abandoned by action of the board of directors of either Parent or the Company, and upon delivery of written notice to the other party if (a) the Closing has not occurred by January 30, 2014 (as it may be extended as described below in this Section 9.2(a), the “Outside Date”); provided, however, that if Parent or the Company determines that additional time is necessary in order to satisfy the HSR Condition, the Outside Date may be extended by Parent or the Company to a date not beyond April 30, 2014; provided, further, that the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to any party hereto that has breached its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Closing to have occurred prior to the Outside Date, (b) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the existence of such Order or (c) this Agreement shall not have been duly adopted by holders of Shares constituting the Company Requisite Vote at the Stockholders Meeting or any adjournment or postponement thereof.

9.3.         Termination by the Company.  This Agreement may be terminated by the Company and the Transactions may be abandoned upon delivery of written notice to Parent:

(a)           at any time prior to the Closing if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, which breach or failure to perform has had, or would reasonably be expected to have, a Parent Material Adverse Effect and is not curable or, if curable, is not cured within the earlier of (x) 30 days after written notice thereof is given by the Company to Parent and (y) the Outside Date; or

(b)           at any time prior to the Stockholders Meeting if the Company has received a Superior Proposal, which, after giving effect to all of the adjustments that may be offered by Parent, the Company Board determines in good faith (after consultation with its financial advisors) that such Superior Proposal continues to constitute a Superior Proposal, provided that the Company shall not have violated or breached any of its obligations under Section 7.2.

9.4.         Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent upon delivery of written notice to the Company if (a) the Company Board shall have made a Change of Recommendation, (b) the Company Board shall have failed to reaffirm the Company Recommendation within ten (10) Business Days after receipt of any written request to do so from Parent or, if earlier, the later of two (2) Business Days prior to the Stockholders Meeting or five (5) Business Days after the public announcement of any Acquisition Proposal or other event material to the Company Recommendation, or (c)

there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, which breach or failure to perform will cause any condition to Closing not to be satisfied and is not curable or, if curable, is not cured within the earlier of (x) 30 days after written notice thereof is given by Parent to the Company and (y) the Outside Date.

9.5.         Effect of Termination and Abandonment.  (a)  Except as provided in paragraph (b) below, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that: (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from fraud or any willful material breach of this Agreement; (ii) the provisions set forth in this Section 9.5 and the second sentence of Section 10.1 shall survive the termination of this Agreement; and (iii) no termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement.

(b)           In the event that:

(i)            this Agreement is terminated by Parent pursuant to Section 9.4(a) (Change of Recommendation) or 9.4(b) (Failure to Reaffirm);

(ii)           (x) before obtaining the Company Requisite Vote, this Agreement is terminated (A) by Parent or the Company pursuant to Section 9.2(c) (Failure to Obtain Company Requisite Vote) or (B) by Parent pursuant to Section 9.4(c) (Company Breach), (y) any Person shall have made an Acquisition Proposal after the date of this Agreement but prior to such termination and such Acquisition Proposal shall not have been publicly withdrawn prior to such termination and (z) within 12 months of such termination, the Company shall have consummated a transaction contemplated by any Acquisition Proposal (substituting in both instances “50%” for “15%” in the definition of “Acquisition Proposal”); or

(iii)          this Agreement is terminated by the Company pursuant to Section 9.3(b) (Superior Proposal);

then the Company shall (A) in the case of clause (i) of this Section 9.5(b), no later than five Business Days after the date of such termination, (B) in the case of clause (ii) of this Section 9.5(b), on or prior to the date on which the Company consummates the Acquisition Proposal referred to in subclause (ii)(z) of this Section 9.5(b), and (C) in the case of clause (iii) of this Section 9.5(b), prior to or concurrently with, and as a condition to, such termination, pay Parent a fee of $18,000,000 (the “Termination Fee”).

(c)           If Parent receives and accepts the Termination Fee pursuant to Section 9.5(b) (and the Company shall offer the Parent an opportunity to decline to accept the Termination Fee), Parent’s receipt of the Termination Fee shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Representatives for any and all losses and damages suffered in connection with this Agreement or the Transactions or as a result of the failure of the Transactions to be consummated, provided that in the event Parent and Merger Sub fails to deliver written notice to the Company accepting the Termination Fee within five Business Days of the date that the Company delivers written notice to Parent and Merger Sub of their opportunity to accept the Termination Fee, Parent and Merger Sub shall not be entitled to receive the Termination Fee, and in such case, Parent’s and Merger Sub’s sole remedy against the Company and its Representatives shall be damages from the Company for any loss suffered as a direct result of any breach of this Agreement by the Company.  The Company acknowledges that the agreements contained in Section 9.5(b) are an integral part of the Transactions, and that without these agreements, Parent and Merger Sub would not enter into this Agreement.  Payment of the Termination Fee, as the case may be, shall be made by wire transfer of immediately available funds if Parent shall have furnished to the Company appropriate wire payment instructions prior to the date of payment or, otherwise, by certified or official bank check.  In no event shall the Company be required to pay the Termination Fee more than once.  If the Company fails to promptly make any payment required under this Section, and Parent commences a suit to collect such payment that results in a judgment against the Company for the fee set forth in Section 9.5(b), the Company shall indemnify Parent for its fees and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime rate of Bank of America (or its successors or assigns) in effect on the date the payment was payable pursuant to this Section 9.5(b).

ARTICLE X

Miscellaneous and General

10.1.       Survival.  This Article X and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 7.4(b)(iv) (CVR Agreement; Registration Statements; Listing of CVRs) 7.8 (Employee Benefits), 7.9 (Expenses) and 7.10 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger.  This Article X and the agreements of the Company, Parent and Merger Sub contained in Section 7.9 (Expenses) and Section 9.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement.  All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

10.2.       Modification or Amendment.  Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

10.3.       Waiver of Conditions.  The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party, in whole or in part, to the extent permitted by applicable Laws.

10.4.       Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission (such as via portable document format (.pdf)) shall be as effective as delivery of a manually executed counterpart.

10.5.       GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.  (a)  THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.  The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts, or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts; the parties hereto irrevocably agree that all claims relating to such action, proceeding or Transactions shall be heard and determined in such a Delaware State or Federal court.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties, and to the extent permitted by law, over the subject matter of such dispute, and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.

(b)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR

RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

(c)           The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (and, more specifically, that irreparable damage would likewise occur if any of the Transactions were not consummated and the Company’s stockholders did not receive the aggregate consideration payable to them in accordance with the terms and subject to the conditions of this Agreement).  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, and to enforce specifically, the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (including the obligation of the parties hereto to consummate the Transactions and the obligation of Parent and Merger Sub to pay, and the right of holders of Shares to receive, the aggregate consideration payable to them pursuant to the Transactions, in each case in accordance with the terms and subject to the conditions of this Agreement), this being in addition to any other remedy to which such party is entitled at law or in equity.

(d)           Each of Parent and Merger Sub agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the Company has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, shall not be required to provide any bond or other security in connection with any such order or injunction.  To the extent any party hereto brings an action, suit or proceeding to specifically enforce the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such party pursuant to the terms of this Agreement, the Outside Date shall automatically be extended to (i) the twentieth Business Day following the resolution of such action, suit or proceeding, or (ii) such other time period established by the court presiding over such action, suit or proceeding.

10.6.       Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier (such as Federal Express):

If to Parent or Merger Sub:

Cubist Pharmaceuticals, Inc.
65 Hayden Avenue
Lexington, Massachusetts 02421
fax: (781) 860-1407
Attention:	Chief Executive Officer
Chief Legal Officer

with a copy to:

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, Massachusetts 02199
fax: (617) 951-7050
Attention:	Chief Executive Officer
Chief Legal Officer

If to the Company:
Optimer Pharmaceuticals, Inc,
101 Hudson Street, Jersey City, NJ 07302
fax: (201) 333-8870
Attention:General Counsel

with a copy to:

Sullivan & Cromwell LLP,
125 Broad Street, New York, NY 10004
fax: (212) 558-3588
Attention:	Francis J. Aquila
George Sampas

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.  Any notice, request, instruction or other document given as provided above, shall be deemed given to the receiving party upon actual receipt if delivered personally, three Business Days after deposit in the mail if sent by registered or certified mail, upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

10.7.       Entire Agreement.  This Agreement (including any exhibits hereto), the Company Disclosure Letter and the Confidentiality Agreement, dated April 15, 2013, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.  EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES OR RELIES ON ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.  No party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein.

10.8.       No Third-Party Beneficiaries.  Except for: (a) following the Effective Time, the right of holders of Shares to receive the aggregate consideration payable pursuant to Article IV of this Agreement, (b) the right of the Company on behalf of holders of Shares to recover damages (which damages shall be determined based on the loss of the economic benefits of the Transactions to the holders of Shares) in the event of Parent’s or Merger Sub’s breach of this Agreement (whether or not the Agreement has been terminated), which right is hereby acknowledged and agreed by Parent and Merger Sub and (c) the right of the Indemnified Parties to enforce the provisions of Section 7.10 (Indemnification; Directors’ and Officers’ Insurance), Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto, any rights or remedies hereunder, including without limitation, the right to rely upon the representations and warranties set forth herein.  The third-party beneficiary rights referenced in clause (b) of the preceding sentence may be exercised only by the Company (on behalf of holders of Shares as their agent) through actions approved by the Company Board, and no stockholder of the Company whether purporting to act in its capacity as a holder of Shares or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right.

10.9.       Obligations of Parent.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action.  Parent and Merger Sub shall be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements or obligations hereunder.

10.10.     Definitions.  Each of the terms set forth in Annex B are defined in the Section of this Agreement set forth opposite such term.

10.11.     Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

10.12.     Interpretation; Construction.

(a)           The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to an Article, Section, Annex or Exhibit, such reference shall be to an Article, or Section of, or Annex or Exhibit to, this Agreement unless otherwise indicated.  The terms “include,” “includes” or “including” are not intended to be limiting and shall be deemed to be followed by the words “without limitation” or words of like import.  The use of the masculine, feminine or neuter gender, or the singular or plural form of words used herein (including defined terms) shall not limit any provision of this Agreement.  Reference herein to a particular Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable contract.  Reference to a particular contract (including this Agreement), document or instrument means such contract, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof.  Reference herein to “made available” (or words of similar import) in respect of information made available (or words of similar import) by the Company mean any information made available to Parent (including any information made available prior to the date hereof in the virtual data room maintained by the Company). Any reference to a particular Law means such Law as amended, modified or supplemented (including all rules and regulations promulgated thereunder) and, unless otherwise provided, as in effect from time to time.  The terms “cash,” “dollars” and “$” mean United States Dollars.  The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Annex or Exhibit to, this Agreement.

(b)           The parties have jointly participated in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)           Each party hereto has or may have set forth information in its respective disclosure letter (each, a “Disclosure Letter”) in a section thereof that corresponds to the section of this Agreement to which it relates.  The mere inclusion of any item in any section or subsection of any party’s Disclosure Letter as an exception to any representation or warranty or otherwise, shall not be deemed to constitute an admission by the applicable party, or to otherwise imply, that any such item has, had, or is reasonably likely to have a Company Material Adverse Effect or otherwise represents an exception or material fact, event or circumstance for the purposes of this Agreement, or that such item meets or exceeds a monetary or other threshold specified for disclosure in this Agreement.  Matters disclosed in any section or subsection of a party’s Disclosure Letter are not necessarily limited to matters that are required by this Agreement to be disclosed therein.  Such additional matters are set forth for informational purposes only, and do not necessarily include other matters of a similar nature or impose any duty or obligation to disclose any information beyond what is required by this Agreement, and disclosure of such additional matters shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligations hereunder.  Headings inserted in the sections or subsections of any party’s Disclosure Letter are for convenience of reference only, and shall not have the effect of amending or changing the express terms of the sections or subsections as set forth in this Agreement.

10.13      Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns.  No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other party hereto.  Any purported assignment in violation of this Agreement shall be null and void.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

OPTIMER PHARMACEUTICALS, INC.

By:	/s/ Henry A. McKinnell
	Name:	Henry A. MicKinnell
	Title:	Chief Executive Officer

CUBIST PHARMACEUTICALS, INC.

By:	/s/ Michael W. Bonney
	Name:	Michael W. Bonney
	Title:	Chief Executive Officer

PDRS CORPORATION

By:	/s/ Michael W. Bonney
	Name:	Michael W. Bonney
	Title:	President

ANNEX A

DEFINED TERMS

Terms	Section

Acquisition Proposal	7.2(c)
Affiliate	5.10(a)(x)
Agreement	Preamble
Alternative Acquisition Agreement	7.2(d)(ii)
Applicable Date	5.5(a)
Bankruptcy and Equity Exception	5.3(a)
Benefit Plans	5.8(a)
Black Box Label	5.1(o)
Business Day	1.2
By-Laws	2.2
CERCLA	5.13(b)
Certificate	4.1(a)
Change of Recommendation	7.2(d)(i)
Charter	2.1
Closing	1.2
Closing Amount	4.1(a)
Closing Date	1.2
Code	4.2(g)
Company	Preamble
Company Awards	4.3(b)
Company Balance Sheet	5.7(b)
Company Board	4.3(d)
Company Disclosure Letter	Article V
Company Option	4.3(a)
Company Quarterly Balance Sheet	5.7(b)
Company Recommendation	5.3(b)
Company Reports	5.5(a)
Company Requisite Vote	5.3(a)
Confidentiality Agreement	10.7
Continuing Employee	7.8
Contract	5.10(a)
CVR	4.1(a)
CVR Agreement	4.1(a)
CVR Certificate	4.1(a)
D&O Insurance	7.10(c)
Delaware Certificate of Merger	1.3
DGCL	1.1

Terms	Section

Disclosure Letter	10.13(c)
Dissenting Stockholders	4.1(a)
Effective Time	1.3
Employees	5.8(a)
Environmental Law	5.13(a)
ERISA	5.8(a)
ERISA Affiliate	5.8(d)
ERISA Plan	5.8(b)
ESPP	4.3(c)
Exchange Act	5.4(a)
Exchange Fund	4.2(a)
Excluded Share	4.1(a)
Excluded Shares	4.1(a)
FCPA	5.9(c)
FCPA Matters	5.9(l)
FDA	5.9(b)
FDA Application Integrity Policy	5.9(k)
Government Antitrust Entity	7.4(f)(i)
Governmental Entity	5.4(a)
Hazardous Substance	5.13(a)
HSR Act	5.2(b)
HSR Condition	8.1(c)
Indemnified Parties	7.10(a)
Intellectual Property	5.16(h)
Interim Payment	7.13
IRS	5.8(a)
Knowledge	5.7(a)
Laws	5.9(a)
Licenses	5.9(b)
Lien	5.2(a)
Material Adverse Effect	5.1
Maximum Premium	7.10(c)
Merger	Recitals
Merger Sub	Preamble
Nasdaq	5.1(h)
New Plans	7.8(b)
Non-U.S. Benefit Plans	5.8(a)
OECD Convention	5.9(c)
Order	8.1(b)
Outside Date	9.2
Parent	Preamble
Parent Disclosure Letter	Article VI

Terms	Section

Parent Material Adverse Effect	6.1
Paying Agent	4.2(a)
Per Share Merger Consideration	4.1(a)
Permitted Liens	5.4(c)
Person	4.2(d)
Proceedings	5.7(a)
Program	5.9(j)
Prohibited Payment	5.9(c)
Proxy Statement	7.4(a)
Registered	5.16
Registered Intellectual Property	5.16(a)
Registration Statements	7.4(b)(ii)
Regulatory Licenses	5.9(b)
Release	5.13(a)
Representatives	7.2(a)
Rights	5.2(a)
Rights Agent	4.1(a)
Rights Agreement	5.2(a)
SEC	Article V
Securities Act	5.5(a)
Share	4.1(a)
Shares	4.1(a)
Specified Contract	5.10(a)(x)
Stock Plans	5.2(a)
Stockholder Litigation	7.12
Stockholders Meeting	7.3
Subsidiary	5.1
Superior Proposal	7.2(c)
Surviving Corporation	1.1
Takeover Statute	5.12
Tax	5.14
Tax Return	5.14
Taxes	5.14
Termination Fee	9.5(b)
Trade Secrets	5.16
Transactions	5.1(d)
Trust Indenture Act	6.3(a)
U.S. Benefit Plans	5.8(b)
UK Bribery Act	5.9(c)

EXHIBIT A

STATE of DELAWARE

____________________________

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OPTIMER PHARMACEUTICALS, INC.

1.             Name.  The name of this corporation is Optimer Pharmaceuticals, Inc.

2.             Registered Office and Agent.  The registered office of this corporation in the State of Delaware is located at 1209 Orange Street in the City of Wilmington 19801, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

3.             Purpose.  The purpose for which this corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4.             Stock.  The total number of shares of stock that this corporation shall have authority to issue is one hundred (100) shares of Common Stock, $0.01 par value per share.  Each share of Common Stock shall be entitled to one vote.

5.             Change in Number of Shares Authorized.  Except as otherwise provided in the provisions establishing a class of stock, the number of authorized shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

6.             Election of Directors.  The election of directors need not be by written ballot unless the by-laws shall so require.

7.             Authority of Directors.  In furtherance and not in limitation of the power conferred upon the board of directors by law, the board of directors shall have power to make, adopt, alter, amend and repeal from time to time by-laws of this corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal by-laws made by the board of directors.

8.             Liability of Directors.  To the fullest extent permitted by the General Corporation Law of the State of Delaware, as its presently exists or may hereafter be amended from time to time, a director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  No amendment or repeal of this paragraph 8 shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

9.             Indemnification.  This corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person (i) as required by law, (ii) if the Proceeding was authorized by the board of directors, or (iii) in accordance with the by-laws of this corporation.

The corporation shall have the power to indemnify, except to the extent not permitted under the General Corporation Law of the State of Delaware, as in effect at the time liability for such indemnification is determined, any employee or agent of the corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Neither any amendment nor repeal of this paragraph 9, nor the adoption of any provision of this corporation’s certificate of incorporation inconsistent with this paragraph 9, shall eliminate or reduce the effect of this paragraph 9 in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this paragraph 9, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

10.          Records.  The books of this corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the board of directors or in the by-laws of this corporation.

11.          Meeting of Stockholders of Certain Classes.  If at any time this corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

12.          Renunciation of Business Opportunities Doctrine.  To the maximum extent permitted from time to time under the law of the State of Delaware, this corporation renounces any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of this

2

corporation.  No amendment or repeal of this paragraph 12 shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.  To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any share of capital stock of the corporation shall be deemed to have notice of and to have consented to the provisions of this paragraph 12.  As used herein, “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust association or any other entity.

3

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been subscribed to this [•] day of August, 2013 by the undersigned who affirms that the statements made herein are true and correct.

/s/
[•]
[•]

EXHIBIT B

AMENDED AND RESTATED BY-LAWS

OF

OPTIMER PHARMACEUTICALS, INC.

Section 1.  LAW, CERTIFICATE OF INCORPORATION AND BY-LAWS

1.1.         These by-laws are subject to the certificate of incorporation of the corporation.  In these by-laws, references to law, the certificate of incorporation and by-laws mean the law, the provisions of the certificate of incorporation and the by-laws as from time to time in effect.

Section 2.  STOCKHOLDERS

2.1.         Annual Meeting.  The annual meeting of stockholders for the election of directors and the transaction of other business shall be held on such date and at such place as may be designated by the board of directors.  At each annual meeting the stockholders entitled to vote shall elect a board of directors and may transact such other proper business as may come before the meeting.

2.2.         Special Meetings.  A special meeting of the stockholders may be called at any time by the chairman of the board, if any, the president or the board of directors.  A special meeting of the stockholders shall be called by the secretary, or in the case of the death, absence, incapacity or refusal of the secretary, by an assistant secretary or some other officer, upon application of a majority of the directors.  Any such application shall state the purpose or purposes of the proposed meeting.  Any such call shall state the place, date, hour and purposes of the meeting.

2.3.         Place of Meeting.  All meetings of the stockholders for the election of directors or for any other purpose shall be held at such place within or without the State of Delaware as may be determined from time to time by the chairman of the board, if any, the president or the board of directors.  Any adjourned session of any meeting of the stockholders shall be held at the place designated in the vote of adjournment.

2.4.         Notice of Meetings.  Except as otherwise provided by law, a written notice of each meeting of stockholders stating the place, day and hour thereof and, in the case of a special meeting, the purposes for which the meeting is called, shall be given not less then one nor more than sixty days before the meeting, to each stockholder entitled to vote thereat, and to each stockholder who, by law, by the certificate of incorporation or by these by-laws, is entitled to notice, by leaving such notice with him or at his residence or usual place of business, by depositing it in the United States mail, postage prepaid, and addressed to such stockholder at his address as it appears in the records of the corporation, or by sending it to him via email or facsimile at his residence or usual place of business.  Such notice shall be given by the secretary, or by an officer or person designated by the board of directors, or in the case of a special meeting by the officer calling the meeting.  As to any adjourned session of any meeting of stockholders, notice of the adjourned meeting need not be given if the time and place thereof are announced at the meeting at which the adjournment was taken except that if the adjournment is for more than thirty days or if after the adjournment a new record date is set for the adjourned session, notice of any such adjourned session of the meeting shall be given in the manner heretofore described.  No notice of any meeting of stockholders or any adjourned session thereof need be given to a stockholder if a written waiver of notice, or a waiver by electronic transmissions by such stockholder, executed before or after the meeting or such adjourned session by such stockholder, is filed with the records of the meeting or if the stockholder attends such meeting without objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any meeting of the stockholders or any adjourned session thereof need be specified in any written waiver of notice.

2.5.         Quorum of Stockholders.  At any meeting of the stockholders a quorum as to any matter shall consist of a majority of the votes entitled to be cast on the matter, except where a larger quorum is required by law, by the certificate of incorporation or by these by-laws.  Any meeting may be adjourned from time to time by a majority of the votes properly cast upon the question, whether or not a quorum is present.  If a quorum is present at an original meeting, a quorum need not be present at an adjourned session of that meeting.  Shares of its own stock belonging to the corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of any corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

2.6.         Action by Vote.  When a quorum is present at any meeting, a plurality of the votes properly cast for election to any office shall elect to such office and a majority of the votes properly cast upon any question other than an election to an office shall decide the question, except when a larger vote is required by law, by the certificate of incorporation or by these by-laws.  No ballot shall be required for any election unless requested by a stockholder present or represented at the meeting and entitled to vote in the election.

2.7.         Action without Meetings.  Unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken by stockholders for or in connection with any corporate action may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing or electronic transmission, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the State of Delaware by hand, electronic delivery, or certified or registered mail, return receipt requested, to its principal place of business or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  Each such written consent shall bear the date of signature of each stockholder who signs the consent.  No written or electronic consent shall be effective to take the corporate action referred to therein unless written or electronic consents signed by a

2

number of stockholders sufficient to take such action are delivered to the corporation in the manner specified in this paragraph within sixty days of the earliest dated consent so delivered.

If action is taken by consent of stockholders and in accordance with the foregoing, there shall be filed with the records of the meetings of stockholders the writing or writings comprising such consent.

If action is taken by less than unanimous consent of stockholders, prompt notice of the taking of such action without a meeting shall be given to those who have not consented in writing and a certificate signed and attested to by the secretary that such notice was given shall be filed with the records of the meetings of stockholders.

In the event that the action which is consented to is such as would have required the filing of a certificate under any provision of the General Corporation Law of the State of Delaware, if such action had been voted upon by the stockholders at a meeting thereof, the certificate filed under such provision shall state, in lieu of any statement required by such provision concerning a vote of stockholders, that written consent has been given under Section 228 of said General Corporation Law and that written notice has been given as provided in such Section 228.

2.8.         Proxy Representation.  Every stockholder may authorize another person or persons to act for him by proxy in all matters in which a stockholder is entitled to participate, whether by waiving notice of any meeting, objecting to or voting or participating at a meeting, or expressing consent or dissent without a meeting.  Every proxy must be signed by the stockholder or by his attorney-in-fact.  No proxy shall be voted or acted upon after three years from its date unless such proxy provides for a longer period.  A duly executed proxy shall be irrevocable if it states that it is irrevocable and, if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.  A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally.  The authorization of a proxy may but need not be limited to specified action; provided, however, that if a proxy limits its authorization to a meeting or meetings of stockholders, unless otherwise specifically provided such proxy shall entitle the holder thereof to vote at any adjourned session but shall not be valid after the final adjournment thereof.

2.9.         Inspectors.  The directors or the person presiding at the meeting may, and shall if required by applicable law, appoint one or more inspectors of election and any substitute inspectors to act at the meeting or any adjournment thereof.  Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability.  The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders.  On request of the person presiding at the meeting, the inspectors shall make a report in writing of any challenge, question or matter determined by them and execute a certificate of any fact found by them.

3

2.10.       List of Stockholders.  The secretary shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in his name.  The stock ledger shall be the only evidence as to who are stockholders entitled to examine such list or to vote in person or by proxy at such meeting.

Section 3.  BOARD OF DIRECTORS

3.1.         Number.  The corporation shall have one or more directors, the number of directors to be determined from time to time by vote of a majority of the directors then in office.  Except in connection with the election of directors at the annual meeting of stockholders, the number of directors may be decreased only to eliminate vacancies by reason of death, resignation or removal of one or more directors.  No director need be a stockholder.

3.2.         Tenure.  Except as otherwise provided by law, by the certificate of incorporation or by these by-laws, each director shall hold office until the next annual meeting and until his successor is elected and qualified, or until he sooner dies, resigns, is removed or becomes disqualified.

3.3.         Powers.  The business and affairs of the corporation shall be managed by or under the direction of the board of directors who shall have and may exercise all the powers of the corporation and do all such lawful acts and things as are not by law, the certificate of incorporation or these by-laws directed or required to be exercised or done by the stockholders.

3.4.         Vacancies.  Vacancies and any newly created directorships resulting from any increase in the number of directors may be filled by vote of the holders of the particular class or series of stock entitled to elect such director at a meeting called for the purpose, or by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, in each case elected by the particular class or series of stock entitled to elect such directors.  When one or more directors shall resign from the board, effective at a future date, a majority of the directors then in office, including those who have resigned, who were elected by the particular class or series of stock entitled to elect such resigning director or directors shall have power to fill such vacancy or vacancies, the vote or action by writing thereon to take effect when such resignation or resignations shall become effective.  The directors shall have and may exercise all their powers notwithstanding the existence of one or more vacancies in their number, subject to any requirements of law or of the certificate of incorporation or of these by-laws as to the number of directors required for a quorum or for any vote or other actions.

3.5.         Committees.  The board of directors may, by vote of a majority of the whole board, (a) designate, change the membership of or terminate the existence of any committee or committees, each committee to consist of one or more of the directors; (b) designate one or more directors as alternate members of any such committee who may replace any absent or disqualified member at any meeting of the committee; and (c) determine the extent to which each such committee shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, including the power to authorize the seal of the corporation to be affixed to all papers which require it and the power and authority to

4

declare dividends or to authorize the issuance of stock; excepting, however, such powers which by law, by the certificate of incorporation or by these by-laws they are prohibited from so delegating.  In the absence or disqualification of any member of such committee and his alternate, if any, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.  Except as the board of directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the board or such rules, its business shall be conducted as nearly as may be in the same manner as is provided by these by-laws for the conduct of business by the board of directors.  Each committee shall keep regular minutes of its meetings and report the same to the board of directors upon request.

3.6.         Regular Meetings.  Regular meetings of the board of directors may be held without call or notice at such places within or without the State of Delaware and at such times as the board may from time to time determine, provided that notice of the first regular meeting following any such determination shall be given to absent directors.  A regular meeting of the directors may be held without call or notice immediately after and at the same place as the annual meeting of stockholders.

3.7.         Special Meetings.  Special meetings of the board of directors may be held at any time and at any place within or without the State of Delaware designated in the notice of the meeting, when called by the chairman of the board, if any, the president, or by one-third or more in number of the directors.  Notice of each such meeting shall be mailed to each director, addressed to him at his residence or usual place of business, or by electronic communication or facsimile transmission at least five days before the date on which the meeting is to be held, or shall be sent to him at such place by e-mail or facsimile, or be delivered personally or by telephone, not later than the day before the day on which such meeting is to be held.  Each such notice shall state the time and place of the meeting.  Notice of any meeting of the board of directors need not be given to any director if he shall sign a written waiver of notice or a waiver by electronic transmission thereof either before or after the time stated therein for such meeting, or if he shall be present at the meeting.  Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

3.8.         Quorum.  Except as may be otherwise provided by law, by the certificate of incorporation or by these by-laws, at any meeting of the directors, a majority of the directors then in office shall constitute a quorum; a quorum shall not in any case be less than one-third of the total number of directors constituting the whole board.  Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

3.9.         Action by Vote.  Except as may be otherwise provided by law, by the certificate of incorporation or by these by-laws, when a quorum is present at any meeting the vote of a majority of the directors present shall be the act of the board of directors.

3.10.       Action Without a Meeting.  Any action required or permitted to be taken at any meeting of the board of directors or a committee thereof may be taken without a meeting if all

5

the members of the board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or electronic transmissions are filed with the records of the meetings of the board or of such committee.  Such consent shall be treated for all purposes as the act of the board or of such committee, as the case may be.

3.11.       Participation in Meetings by Conference Telephone.  Members of the board of directors, or any committee designated by such board, may participate in a meeting of such board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other or by any other means permitted by law.  Such participation shall constitute presence in person at such meeting.

3.12.       Compensation.  In the discretion of the board of directors, each director may be paid such fees for his services as director and be reimbursed for his reasonable expenses incurred in the performance of his duties as director as the board of directors from time to time may determine.  Nothing contained in this section shall be construed to preclude any director from serving the corporation in any other capacity and receiving reasonable compensation therefor.

3.13.       Interested Directors and Officers.

(a)           No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of the corporation’s directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

(1)           The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(2)           The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(3)           The contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee thereof, or the stockholders.

(b)           Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction

6

Section 4.  OFFICERS AND AGENTS

4.1.         Enumeration; Qualification.  The officers of the corporation shall be a president, a treasurer, a secretary and such other officers, if any, as the board of directors from time to time may in its discretion elect or appoint including without limitation a chairman of the board, one or more vice presidents and a controller.  The corporation may also have such agents, if any, as the board of directors from time to time may in its discretion choose.  Any officer may be but none need be a director or stockholder.  Any two or more offices may be held by the same person.  Any officer may be required by the board of directors to secure the faithful performance of his duties to the corporation by giving bond in such amount and with sureties or otherwise as the board of directors may determine.

4.2.         Powers.  Subject to law, to the certificate of incorporation and to the other provisions of these by-laws, each officer shall have, in addition to the duties and powers herein set forth, such duties and powers as are commonly incident to his office and such additional duties and powers as the board of directors may from time to time designate.

4.3.         Election.  The officers may be elected by the board of directors at their first meeting following the annual meeting of the stockholders or at any other time.  At any time or from time to time the directors may delegate to any officer their power to elect or appoint any other officer or any agents.

4.4.         Tenure.  Each officer shall hold office until the third meeting of the board of directors following the next annual meeting of the stockholders and until his respective successor is chosen and qualified unless a shorter period shall have been specified by the terms of his election or appointment, or in each case until he sooner dies, resigns, is removed or becomes disqualified.  Each agent shall retain his authority at the pleasure of the directors, or the officer by whom he was appointed or by the officer who then holds agent appointive power.

4.5.         Chairman of the Board of Directors, President and Vice President.  The chairman of the board, if any, shall have such duties and powers as shall be designated from time to time by the board of directors.  Unless the board of directors otherwise specifies, the chairman of the board, or if there is none the chief executive officer, shall preside, or designate the person who shall preside, at all meetings of the stockholders and of the board of directors.

Unless the board of directors otherwise specifies, the president shall be the chief executive officer and shall have direct charge of all business operations of the corporation and, subject to the control of the directors, shall have general charge and supervision of the business of the corporation.

Any vice presidents shall have such duties and powers as shall be set forth in these by-laws or as shall be designated from time to time by the board of directors or by the president.

4.6.         Treasurer and Assistant Treasurers.  Unless the board of directors otherwise specifies, the treasurer shall be the chief financial officer of the corporation and shall be in charge of its funds and valuable papers, and shall have such other duties and powers as may be designated from time to time by the board of directors or by the president.  If no controller is

7

elected, the treasurer shall, unless the board of directors otherwise specifies, also have the duties and powers of the controller.

Any assistant treasurers shall have such duties and powers as shall be designated from time to time by the board of directors, the president or the treasurer.

4.7.         Controller and Assistant Controllers.  If a controller is elected, he shall, unless the board of directors otherwise specifies, be the chief accounting officer of the corporation and be in charge of its books of account and accounting records, and of its accounting procedures.  He shall have such other duties and powers as may be designated from time to time by the board of directors, the president or the treasurer.

Any assistant controller shall have such duties and powers as shall be designated from time to time by the board of directors, the president, the treasurer or the controller.

4.8.         Secretary and Assistant Secretaries.  The secretary shall record all proceedings of the stockholders, of the board of directors and of committees of the board of directors in a book or series of books to be kept therefor and shall file therein all actions by written consent of stockholders or directors.  In the absence of the secretary from any meeting, an assistant secretary, or if there be none or he is absent, a temporary secretary chosen at the meeting, shall record the proceedings thereof.  Unless a transfer agent has been appointed the secretary shall keep or cause to be kept the stock and transfer records of the corporation, which shall contain the names and record addresses of all stockholders and the number of shares registered in the name of each stockholder.  He shall have such other duties and powers as may from time to time be designated by the board of directors or the president.

Any assistant secretaries shall have such duties and powers as shall be designated from time to time by the board of directors, the president or the secretary.

Section 5.  RESIGNATIONS AND REMOVALS

5.1.         Any director or officer may resign at any time by delivering his resignation in writing to the chairman of the board, if any, the president, or the secretary or to a meeting of the board of directors.  Such resignation shall be effective upon receipt unless specified to be effective at some other time, and without in either case the necessity of its being accepted unless the resignation shall so state.  Except as may be otherwise provided by law, by the certificate of incorporation or by these by-laws, a director (including persons elected by stockholders or directors to fill vacancies in the board) may be removed from office with or without cause by the vote of the holders of a majority of the issued and outstanding shares of the particular class or series entitled to vote in the election of such directors.  The board of directors may at any time remove any officer either with or without cause.  The board of directors may at any time terminate or modify the authority of any agent.

Section 6.  VACANCIES

6.1.         If the office of the president or the vice president or the treasurer or the secretary becomes vacant, the directors may elect a successor by vote of a majority of the directors then in

8

office.  If the office of any other officer becomes vacant, any person or body empowered to elect or appoint that officer may choose a successor.  Each such successor shall hold office for the unexpired term, and in the case of the president, the vice president, the treasurer and the secretary until his successor is chosen and qualified or in each case until he sooner dies, resigns, is removed or becomes disqualified.  Any vacancy of a directorship shall be filled as specified in Section 3.4 of these by-laws.

Section 7.  CAPITAL STOCK

7.1.         Stock Certificates.  The shares of the corporation may be represented by certificates or uncertificated. If certificated, such certificate shall be signed by the chairman or vice chairman of the board, if any, or the president or a vice president and by the treasurer or an assistant treasurer or by the secretary or an assistant secretary.  Any of or all the signatures on the certificate may be a facsimile.  In case an officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent or registrar at the time of its issue.

7.2.         Loss of Certificates.  In the case of the alleged theft, loss, destruction or mutilation of a certificate of stock, a duplicate certificate may be issued in place thereof, upon such terms, including receipt of a bond sufficient to indemnify the corporation against any claim on account thereof, as the board of directors may prescribe.

Section 8.  TRANSFER OF SHARES OF STOCK

8.1.         Transfer on Books.  Subject to the restrictions, if any, stated or noted on the stock certificate, shares of stock may be transferred on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate therefor properly endorsed or accompanied by a written assignment and power of attorney properly executed, with necessary transfer stamps affixed, and with such proof of the authenticity of signature as the board of directors or the transfer agent of the corporation may reasonably require.  Except as may be otherwise required by law, by the certificate of incorporation or by these by-laws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to receive notice and to vote or to give any consent with respect thereto and to be held liable for such calls and assessments, if any, as may lawfully be made thereon, regardless of any transfer, pledge or other disposition of such stock until the shares have been properly transferred on the books of the corporation.

It shall be the duty of each stockholder to notify the corporation of his post office address.

8.2.         Record Date.  In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date

9

shall not be more than sixty nor less than ten days before the date of such meeting.  If no such record date is fixed by the board of directors, the record date for determining the stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors.  If no such record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by the General Corporation Law of the State of Delaware, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in Delaware by hand or certified or registered mail, return receipt requested, to its principal place of business or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  If no record date has been fixed by the board of directors and prior action by the board of directors is required by the General Corporation Law of the State of Delaware, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such payment, exercise or other action.  If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

Section 9. INDEMNIFICATION

9.1.         Indemnification of Directors and Officers in Third Party Proceedings.  Subject to the other provisions of this Section 9, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was a director or officer of the corporation serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees),

10

judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

9.2.         Indemnification of Directors and Officers in Actions by or in the right of the Corporation.  Subject to the other provisions of this Section 9, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or is or was a director or officer of the corporation serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

9.3.         Successful Defense.  To the extent that a present or former director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section 9.1 or Section 9.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

9.4.         Indemnification of Others.  Subject to the other provisions of this Section 9, the corporation shall have power to indemnify its employees and agents to the extent not prohibited by the General Corporation Law of the State of Delaware or other applicable law. The board of directors shall have the power to delegate to such person or persons the determination of whether employees or agents shall be indemnified.

9.5.         Advanced Payment of Expenses.  Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any Proceeding shall be paid by the corporation in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Section 9 or the General Corporation Law of

11

the State of Delaware. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Notwithstanding the foregoing, unless otherwise determined pursuant to Section 9.8, no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation, in which event this paragraph shall not apply) in any Proceeding if a determination is reasonably and promptly made (a) by a majority vote of the directors who are not parties to such Proceeding, even though less than a quorum, or (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, that facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

9.6.         Limitation on Indemnification and Advancement of Expenses.  Subject to the requirements in Section 9.3 and the General Corporation Law of the State of Delaware, the corporation shall not be required to provide indemnification or, with respect to clauses (a), (c) and (d) below, advance expenses to any person pursuant to this Section 9:

(a)           in connection with any Proceeding (or part thereof) initiated by such person except (i) as otherwise required by law, (ii) in specific cases if the Proceeding was authorized by the board of directors, or (iii) as is required to be made under Section 9.7;

(b)           on account of any Proceeding (or part thereof) against such person providing for an accounting or disgorgement of profits pursuant to the provisions of Section 16(b) of the 1934 Act, or similar provisions of any federal, state or local statutory law or common law;

(c)           for expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid; or

(d)           if prohibited by applicable law.

9.7.         Determination; Claim.  If a claim for indemnification or advancement of expenses under this Section 9 is not paid in full within 60 days after a written claim therefor has been received by the corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such suit, the corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or advancement of expenses under applicable law.

9.8.         Non-Exclusivity of Rights.  The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 9 shall not be deemed exclusive of any other

12

rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the General Corporation Law of the State of Delaware or other applicable law.

9.9.         Insurance.  The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the General Corporation Law of the State of Delaware.

9.10.       Survival.  The rights to indemnification and advancement of expenses conferred by this Section 9 shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

9.11.       Effect of Repeal or Modification.  Any repeal or modification of this Section 9 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

9.12.       Certain Definitions.  For purposes of this Section 9, references to the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 9 with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Section 9, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Section 9.

13

Section 10.  CORPORATE SEAL

10.1.       Subject to alteration by the directors, the seal of the corporation shall consist of a flat-faced circular die with the word “Delaware” and the name of the corporation cut or engraved thereon, together with such other words, dates or images as may be approved from time to time by the directors.

Section 11.  EXECUTION OF PAPERS

11.1.       Except as the board of directors may generally or in particular cases authorize the execution thereof in some other manner, all deeds, leases, transfers, contracts, bonds, notes, checks, drafts or other obligations made, accepted or endorsed by the corporation shall be signed by the chairman of the board, if any, the president, a vice president or the treasurer.

Section 12.  FISCAL YEAR

12.1.       The fiscal year of the corporation shall end on the last day of December, or such other date as is determined by the Board.

Section 13.  AMENDMENTS

13.1.       These by-laws may be adopted, amended or repealed by vote of a majority of the directors then in office or by vote of a majority of the voting power of the stock outstanding and entitled to vote.  Any by-law, whether adopted, amended or repealed by the stockholders or directors, may be amended or reinstated by the stockholders or the directors.

Adopted:  August [•], 2013

14

EXHIBIT C

Preferred Stock Issuance Key Terms
July 30, 2013

Issuer	Optimer Pharmaceuticals, Inc.
Price Per Share	$100.00
Par Value	$0.001
Purchaser	Cubist Pharmaceuticals, Inc.
Investment	Up to $75 million in the form of non-voting senior preferred stock
Nature of investment	Issuances of $25 million each on September 15, 2013, December 15, 2013 and March 15, 2014, in each case assuming the merger agreement remains in effect on the date the issuance is scheduled to occur
Treatment in merger

Cancelled for no consideration upon closing the Cubist deal; redeemed at liquidation preference amount in any change of control transaction with respect to which a break-up fee is paid to Cubist; redeemed in any other change of control transaction on an as-converted-into-common stock basis based on the pre-announcement stock price

Liquidation preference	Equal to amount invested
PIK dividend	None
Use of proceeds	Fund ordinary course operations during pendency of merger transaction
Equity conversion

If the transaction is terminated due to a material breach of the agreement by Cubist, including a failure of Cubist to consummate the transaction in a circumstance where all of the conditions to its obligation to consummate the transaction have been satisfied other than the antitrust approval condition, the preferred stock would be redeemable by Optimer at par value ($0.001 per share) by written election made within five business days after such termination, in which event Optimer will thereby automatically release Cubist from all claims relating to the transaction.

If the transaction is terminated due to any other circumstance, or in the event that Optimer does not elect to redeem Cubist at par, then the preferred stock becomes convertible into common stock one year after termination at a conversion rate equal to the then-current common stock price, subject to any legal restrictions on ownership of common stock (including the 20% voting stock ownership limited imposed by Nasdaq and HSR limitations and provided that in no circumstances will Cubist be entitled to hold more than 5% of the Optimer voting stock at any time).

Conversion price	Based on ten previous trading day VWAP average
Selling restrictions

Preferred, and Common acquired upon conversion cannot be sold (a) until the first anniversary of the termination of the merger agreement and (b) in amounts greater than the average daily trading volume for the previous twenty trading days in any single day, in either case other than in the context of a change of control or (c) to any person or group filing a Schedule 13D in respect of Optimer